Registration No. 000-56250
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10 AMENDMENT NO. 1

MJ HARVEST, INC.
(Exact name of registrant as specified in its charter)
Nevada	82-3400471
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9205 West Russell Road, Suite 240, Las Vegas, NV 8913
954-519-3115
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:
None
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

ITEM 1	BUSINESS.

Company Background

We are a development stage company currently focused on building a portfolio of best in class products that can benefit farmers and hobbyists in their growing operations. Our first product line consists of the DeBudder Lids and EDGE. The Debudder is used to strip buds off of stems for a variety of plants, including hemp and cannabis. We are also building an international network of distributors that can service our customers with rapid deliveries of products stocked in country. Currently, we are actively seeking additional products to expand our portfolio and are adding international distributors as we find them. Our website is www.mjharvestincinc.com, and we market our products through our branded distribution website at www.procannagro.com.

In the short-term, management is focused on adding additional products to our product offerings through distribution agreements, licensing, and acquisition. We are primarily focused on agricultural implements, durable goods, and services that will benefit smaller growers of hemp and cannabis by making their growing operations more efficient. We are actively seeking access to new products through attendance at trade shows and industry events (in person when possible or remotely if in person attendance is restricted due to the pandemic), word-of-mouth, cold calling when we learn of interesting new technologies, and referrals from our distributors and associates in the industry. While our current focus is on agricultural tools, soil additives, growing methods, and optimization techniques, we have also explored the potential for consumer products that are produced by the growers or third-party processors from the crops grown using our tools. We believe that there is an opportunity to build an affinity and level of trust with our customers and then expand that relationship into distribution of consumer products containing CBD (cannabidiol) oil, including balms, salves, oils, tinctures, and similar products. With the uncertainties surrounding the cannabis industry and on products derived from Cannabis or containing THC, our focus has been on CBD products derived from Hemp. We continue to evaluate the THC product space. We are focused on locating product and business opportunities that can be evaluated and licensed, acquired or distributed effectively and profitably through our existing web site and distribution network.

In the long-term, we intend to expand our focus beyond the hemp and cannabis agricultural product marketing niche to include hemp growing operations in Florida, a research laboratory, extraction processing operations, manufacturing and distribution. The timing for development of these expanded operations will depend on availability of cash flow. Management believes that our customer base for agricultural products will be actively engaged in growing operations and will need services to identify optimum strains of plants to obtain commercially acceptable qualities and yield of plant based oils for the diverse geographic locations in which we intend to sell our products. In addition, once the crops are grown, the Company expects that our customers will also need access to plant based oil extraction facilities to process the plants into the derivative elements that will be incorporated into the consumer products that the market demands. These needs by our customer base provide an opportunity to grow by providing our customers with more of what they need to generate revenues from their growing activities. If we can build our relationships with our tool and implement customers, and then expand to offer services and research on plants, resistance to insects by regions, which soil additives produce the best yields and other similar science-market based data, our existing customers will provide a ready base of demand for the new services and capabilities. Management believes that this will result in a lower cost of obtaining new customers for the new services and will give us a competitive advantage against companies offering only one or a small number of the capabilities, services and products we will offer.

Strategy and Objectives

Our goal is to become a preferred provider of agricultural and horticultural products to hemp and marijuana growers and processors. We are targeting small and medium sized commercial growers as well as the hobby farmers prevalent in many areas with recently legalized hemp and marijuana industries. We intend to continue our expansion by building distribution relationships with manufacturers of products that fit in our catalog, and by acquiring rights to manufacture and sell compatible products when those opportunities occur. In the longer term, we intend to open physical warehouse and retail locations on the east and west coasts of the United States and eventually in a central U.S. location in order to optimize logistics for our product sales and distribution efforts. As we build our product lines, we are focused on becoming a one stop shop for the hemp and marijuana growers looking for ways to improve yield and reduce costs of harvest and processing. Additional expansion opportunities will be evaluated as our business and resources grow.

Products

The Company’s products currently consist of the debudder line, ducts, and additional tools and implements used in cultivation and harvesting of crops, primarily focused on the hemp and marijuana sectors, as well as soil additives that are used to enhance growing operations.

Business Concentration.

In the period ended November 30, 2020, our business in the Debudder product line was concentrated with 83% of our debudder sales going to two customers. Our primary customers were our distributors, DL Wholesale and Rocky Mountain BioAg.

Competition

At this point in our development, we believe our competitors are those companies that are acting as product aggregators and distributors of products similar to ours. To date, the hemp industry (primarily relating to CBD oils) and the cannabis industry have been fragmented and chaotic with large numbers of small and medium sized companies attempting to develop products and then working to gain a toehold in the burgeoning market for those products. Products are currently offered on Amazon, E-Bay, and company specific web sites and the competition for consumer attention is extreme. A few larger companies have reached critical mass in terms of brand awareness and market reach, but these companies are focused on selling consumer-oriented products which utilize the CBD oils and other elements of the hemp and cannabis crops.

The direct competition for distribution of the “picks and shovels” needed by the small growers is significantly less congested. There are some retail offshoots from brick-and-mortar businesses like hydroponics shops that offer a range of tools and implements similar to the Company’s product offerings, and these businesses are likely to compete directly with the Company’s offerings. To date we are not aware of any large nationally recognized distributors of like products and we are attempting to position ourselves as a player at the national level. There are significant hurdles to accomplishing this objective, most significantly, availability of capital to build and maintain the online information needed for a comprehensive “one-stop-shop” offering. If we are unable to find the necessary capital to build our product lines and our online presence, we are likely to face increasing competition as other players enter the market. This could have a negative impact on our ability to grow our revenues and compete effectively in the future.

Competitive Advantages

We believe our competitive advantage is derived from our ability to pursue opportunities when and where we find them without getting bogged down in the bureaucracy that a larger and more diverse business might face. As a small publicly traded company, we are able to move quickly, rapidly negotiate and document licensing and distribution agreements, and when appropriate, acquisitions. Upon completion of this registration statement, we expect that a more active trading market will develop for our shares and that will further enhance our ability to offer shares as part of the consideration package we can propose to the companies controlling attractive technologies, products and capabilities. We believe a more active trading market will develop based on the fact that we will then be a reporting company under Section 12(g) of the Exchange Act, and the fact that our shareholders may be better able to set up accounts at brokerage houses due to the public availability of information contained in our 1934 Act Reports. No assurances can be given that such an active market will actually develop, or that the price of our shares in the market will be maintained at any specific price level. If no market develops or the price of our shares in the market is not attractive, our ability to raise additional funds at acceptable prices and our ability to utilize stock for future acquisitions may be negatively impacted and our ability to execute our business plan could be affected.

Historically our stock has been thinly traded. During the 253 trading days over the past 12 months, average trading volume has been 1,400 per day. On 130 of those days there were no trades. Even though we expect having our common stock registered under Section 12(g) of the 34 Act will assist the market of our common shares, we are beginning from a weak position and cannot expect that the registration of our common shares under the 34 Act will alone result in a robust market for our common shares.

Marketing & Distribution

Currently, we market our business primarily online through our procannagro.com website and online shopping cart, as well as through online distributors, including Amazon in the United States and Canada. Prior to the COVID 19 pandemic, we also marketed our products through attendance at trade shows and keeping a very close eye on developments in the hemp and cannabis industries. Attendance at trade shows has essentially ceased due to the virus, although we continue to participate in trade groups, communicate with our distributors remotely, and pursue new business through our existing network of customers, distributors, and friends. When we identify an interesting prospect, our CEO reaches out personally to the management team of the prospect to see if there is a basis for furthering discussions. Our management team also has a long history in the industry and large networks of contacts that can provide word of mouth connections to other interesting prospects. Collectively, and in spite of current travel restrictions, social distancing requirements and limitations on large group gatherings, we believe we will be able to capitalize on our various connections to build a dynamic and broad-based business selling agricultural and horticultural tools and implements to our customers in the hemp and cannabis space. In the longer term, we intend to pay close attention to other needs of our customers and to meet those needs at the appropriate time with new offerings of products and services, including sales of hemp plant clones and CBD oil extraction services. We are also investigating the opportunities and risks of becoming directly involved in the cannabis industry. If we can help our customers succeed and grow, the market for our products will continue to expand.

Manufacturing

We are not currently manufacturing any products in our own facilities. We rely on third party manufacturers for our production runs, and currently have relationships with third party companies for the manufacturing our products, primarily with Chinese companies. We are monitoring the China tariff situation closely and will take appropriate steps to find new contract manufacturing capabilities in other countries should the China tariffs cause a significant impact on our business. The molds used to manufacture our products were built by Eco Molding Co., Limited in Guandong, China. We do not currently have any outstanding contracts with Eco Molding for production of our product and have historically operated on the basis of purchase orders. Our last order for product was for 10,000 units of the Debudder Edge product in September 2020. We request our orders be shipped directly to the locations where product demand can be filled at lowest cost. When inventory levels reach the reorder point, we intend to place additional purchase orders with Eco Molding.

Intellectual Property

Currently, we have two design patents, and several foreign patents covering our debudder products. The United States Patent and Trademark Office (“USPTO”) issued our patents on October 8, 2019. Design Patent D862180 covers the original Debudder Bucket Lid, and Design Patent D862281 covers the Debudder Edge. In January of 2021, our utility patents on the products were also granted. Our business strategy will continue to focus on intellectual property protections when appropriate. As we research additional products to include in our product catalogue, we include an analysis of the level of protection that is available for such product as an element of our decision to pursue licensing or distribution of that product. Our preference is to license or distribute products that have intellectual property protections, either because of patent pending or patented status, or as a result of trade secrets.

Government Regulation

We do not currently harvest, distribute or sell plant-based hemp or cannabis products Our current business model involves sales of tools and implements that are used in agricultural and horticultural applications for growing a variety of plants, including cannabis. If we knowingly sell our products to a cannabis grower, we could be deemed to be participating in marijuana cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings. We are also currently seeking prospective acquisitions of businesses that may include products containing THC.

The United States federal government regulates drugs in large part through the Controlled Substances Act, or CSA. Marijuana, which is a form of cannabis, is classified as a Schedule I controlled substance. As a Schedule I controlled substance, the federal Drug Enforcement Agency, or DEA, considers marijuana to have a high potential for abuse; no currently accepted medical use in treatment in the United States; and a lack of accepted safety for use of the drug under medical supervision. According to the U.S. federal government, cannabis having a concentration of tetrahydrocannabinol, or THC, greater than 0.3% is marijuana. Cannabis with a THC content below 0.3% is classified as hemp. The scheduling of marijuana as a Schedule I controlled substance is inconsistent with what we believe to be widely accepted medical uses for marijuana by physicians, researchers, patients, and others. Moreover, as of November 30, 2020 and despite the clear conflict with U.S. federal law, 35 states and the District of Columbia have legalized marijuana for medical use, while 15 of those states and the District of Columbia have legalized the adult-use of cannabis for recreational purposes. In November 2020, voters in Arizona, Montana, New Jersey and South Dakota voted by referendum to legalize marijuana for adult use, and voters in Mississippi and South Dakota voted to legalized marijuana for medical use. As further evidence of the growing conflict between the U.S. federal treatment of cannabis and the societal acceptance of cannabis, the FDA on June 25, 2018 approved Epidiolex. Epidiolex is an oral solution with an active ingredient derived from the cannabis plant for the treatment of seizures associated with two rare and severe forms of epilepsy, Lennox-Gastaut syndrome and Dravet syndrome, in patients two years of age and older. This is the first FDA-approved drug that contains a purified substance derived from the cannabis plant. In this case, the substance is cannabidiol, or CBD, a chemical component of marijuana that does not contain the psychoactive properties of THC.

Marijuana is largely regulated at the state level in the United States. State laws regulating marijuana are in conflict with the CSA, which makes marijuana use and possession federally illegal. Although certain states and territories of the United States authorize medical or adult-use marijuana production and distribution by licensed or registered entities, under United States federal law, the possession, use, cultivation, and transfer of marijuana and any related drug paraphernalia is illegal. Although our activities currently do not involve any products that contain THC and we are compliant with the applicable state and local laws in states where we do business, should we enter into a new area that involves THC products, strict compliance with state and local laws with respect to cannabis may neither absolve us of liability under United States federal law nor provide a defense to any federal criminal action that may be brought against us.

In 2013, as more and more states began to legalize medical and/or adult-use marijuana, the federal government attempted to provide clarity on the incongruity between federal law and these state-legal regulatory frameworks. Until 2018, the federal government provided guidance to federal agencies and banking institutions through a series of DOJ memoranda. The most notable of this guidance came in the form of a memorandum issued by former U.S. Deputy Attorney General James Cole on August 29, 2013, which we refer to as the Cole Memorandum.

The Cole Memorandum offered guidance to federal agencies on how to prioritize civil enforcement, criminal investigations and prosecutions regarding marijuana in all states and quickly set a standard for marijuana-related businesses to comply with. The Cole Memorandum put forth eight prosecution priorities:

1.	Preventing the distribution of marijuana to minors;

2.	Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs and cartels;

3.	Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;

4.	Preventing the state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

5.	Preventing violence and the use of firearms in the cultivation and distribution of marijuana;

6.	Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;

7.	Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and

8.	Preventing marijuana possession or use on federal property.

On January 4, 2018, former United States Attorney General Sessions rescinded the Cole Memorandum by issuing a new memorandum to all United States Attorneys, which we refer to as the Sessions Memo. Rather than establishing national enforcement priorities particular to marijuana-related crimes in jurisdictions where certain marijuana activity was legal under state law, the Sessions Memo simply rescinded the Cole Memorandum and instructed that “[i]n deciding which marijuana activities to prosecute... with the [DOJ’s] finite resources, prosecutors should follow the well-established principles that govern all federal prosecutions.” Namely, these include the seriousness of the offense, history of criminal activity, deterrent effect of prosecution, the interests of victims, and other principles.

President Biden has nominated Merrick Garland to serve as Attorney General in his administration. It is not yet known whether the Department of Justice under President Biden and Attorney General Garland, if confirmed, will re-adopt the Cole Memorandum or announce a substantive marijuana enforcement policy.

Nonetheless, there is no guarantee that state laws legalizing and regulating the sale and use of marijuana will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends the CSA with respect to marijuana (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law. Currently, in the absence of uniform federal guidance, as had been established by the Cole memorandum, enforcement priorities are determined by respective United States Attorneys.

We are not aware of other specific Governmental Regulations that impact our business. We do, however, utilize Chinese vendors for manufacturing a significant portion of the products we sell. To the extent that tariffs are imposed on imported goods manufactured in China, our pricing structure and acceptance in the marketplace may be affected. We currently stock our products through distributors in foreign countries when appropriate and ship direct from our manufacturer to the foreign distributor when such can be done at a cost savings. We will continue to explore ways that we can hold our costs down on the products we sell in order to minimize price sensitivity concerns with our customers.

Environmental Laws

We are not aware of any environmental laws that would limit our ability to conduct our current sales and distribution activities in their present form.

Organization Within Last Five Years

We were originally incorporated under the name HealthGuard International Marketing Corporation, in the State of Nevada on August 15, 2002. At the time we operated under the name HealthGuard International Marketing Corporation, no business was conducted. In 2003, the Company entered into a reverse takeover transaction with a Japanese Investment Group engaged in the business of gaming. After completing the reverse takeover, the Japanese Investment Group failed to implement its business plan, and ceased having any contact with the shareholders of the Company. As a result, the Company was dormant until June 27, 2011 when Jerry Cornwell, our president and one of our Directors, took legal action to obtain the appointment of a custodian to regain control over the Corporation. On August 15, 2011, the Corporation held a meeting, with the Custodian acting on behalf of the Japanese shareholders and approved a private offering of a control block of stock to a new investor. On September 18, 2011 the District Court of Clark County, Nevada entered an order cancelling all of the shares issued to the Japanese Investment Group. The result of this action was to cede control of the Company to the new investor. In late September, 2011, the Company undertook a one for ten reverse stock split of its total shares outstanding, reorganized the Company under the name EM Energy, Inc., and began seeking oil and gas properties for development.

In late 2017, the Board reevaluated the oil and gas development efforts and elected to reorganize again to focus on distribution of agricultural and horticultural implements used by farmers and hobbyists around the world. The Company has acquired the rights to the DeBudder product line, including the DeBudder Bucket Lid and the DeBudder Edge, and continues to seek other products for distribution through its distributor relationship and its distribution web site located at www.procannagro.com. In 2018, the Company changed its name to MJ Harvest, Inc. and amended and restated its articles of incorporation to reflect the reorganized business direction. The Company also changed its stock symbol to MJHI (formerly RZPK).

These changes were affected in order to make our corporate name and ticker symbol better align with our short-term and long-term business focus. Our current, short-term goals will focus on building our product portfolio while we expand our product sales and build our distribution platform and brand under the www.procannagro.com website.

Our long-term plan is to acquire a hemp grow operation where we can use our products in a real world setting and provide concrete examples of the effectiveness of the tools to our customers. This step will also allow us to expand operations into biomass production, processing, and sale of products containing CBD from hemp (no or very low THC content). We are currently looking at alternatives to speed up this aspect of our business plan through acquisition of an existing grow operation, but to date, we have not found the right opportunity. Assuming that we achieve our long-term goal of developing or acquiring a hemp grow operation, we also believe that it will position us well should marijuana be legalized at the federal level or the regulatory climate changes to allow legal grow operations in the cannabis space. We can offer no assurances that we will be able to accomplish any portion of our long-range vision.

Employees

As of February 28, 2021, we have no employees. All of our activities are outsourced to consultants who provide services to us as needed and as directed by our Chief Executive Officer. Day to day operations are managed by our Chief Executive Officer and our Chief Financial Officer, and their activities are monitored by our Board of Directors. As business activities require and capital resources permit, we will hire additional employees to fulfill our company’s needs.

In March 2020, COVID-19 was declared a pandemic by the World Health Organization and the Centers for Disease Control and Prevention. Its rapid spread around the world and throughout the United States prompted many countries, including the United States, to institute restrictions on travel, public gatherings and certain business operations. These restrictions significantly disrupted economic activity in the United States and Worldwide. As of January 20, 2021, and through the date of filing of this Form 10, the disruption did not materially impact the Company’s financial statements.

The effects of the continued outbreak of COVID-19 and related government responses could include extended disruptions to supply chains and capital markets, reduced labor availability and a prolonged reduction in economic activity. These effects could have a variety of adverse impacts to the Company, including our ability to operate. As of January 20, 2021, there were no material adverse impacts to the Registrants’ operations due to COVID-19.

The economic disruptions caused by COVID-19 could also adversely impact the impairment risks for certain long-lived assets. Management evaluated these impairment considerations and determined that no such impairments occurred as of November 30, 2020.

ITEM 1A	RISK FACTORS.

We have a limited operating history and historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties, we may not successfully build our product portfolio, or we may not successfully ramp up sales of the products in our product portfolio. If we fail in any of these endeavors, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate the positive cash flows or profits we anticipate in the future. We were incorporated in the State of Nevada on August 15, 2002. From 2003 until 2013, we were owned and controlled by a group of Japanese investors that initially attempted to develop a Japanese gaming opportunity and later allowed the company to become dormant. In 2013, a group of existing shareholders took legal action to oust the Japanese group and reorganized the company as an energy exploration company, with limited results. In 2017, the Company reorganized again, and the Board of Directors adopted the present business plan of building a portfolio of agricultural and horticultural products and to date, has not generated significant sales revenues or operating cash flows. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products. These include, but are not limited to, inadequate funding, unforeseen transactional issues in acquiring products, lack of consumer acceptance, competition, additional product development, and inadequate sales and marketing. The failure by us to meet any of these conditions will have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

We may not be able to meet our future capital needs.

To date, we have not generated any significant revenue and we have limited cash liquidity and capital resources. Our future capital requirements will depend on many factors, including the progress and results of our efforts to build our product portfolio, our ability to develop and market products, cash flow from operations, and competing market developments. We will need additional capital in the near future. Any equity financings will result in dilution to our then-existing stockholders. Although we currently do not have any debt financing, any sources of debt financing in the future may result in a high interest expense. Any financing, if available, may be on unfavorable terms. If adequate funds are not obtained, we will be required to reduce or curtail operations.

If we cannot obtain additional funding, our business development efforts may be reduced or discontinued, and we may not be able to continue operations.

We have historically experienced negative cash flows from operations since our inception and we expect the negative cash flows from operations to continue for the foreseeable future. Unless and until we are able to generate revenues, we expect such losses to continue for the foreseeable future. As discussed in our financial statements, there exists substantial doubt regarding our ability to continue as a going concern.

Research and development efforts are highly dependent on the amount of cash and cash equivalents on hand combined with our ability to raise additional capital to support our future operations through one or more methods, including but not limited to, issuing additional equity or debt.

In addition, we may also raise additional capital through additional equity offerings. While we will continue to explore these potential opportunities, there can be no assurances that we will be successful in raising sufficient capital on terms acceptable to us, or at all. Based on our current projections, we believe we have insufficient cash on hand to meet our obligations as they become due based on current assumptions. The uncertainties surrounding our future cash inflows have raised substantial doubt regarding our ability to continue as a going concern.

Any disruption and/or instability in economic conditions and capital markets could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

Economic conditions and issues with the financial markets have had, and will continue to have, a negative impact on our ability to access the capital markets, and thus have a negative impact on our business and liquidity. The shortage of liquidity and credit combined with the substantial losses in worldwide equity markets could lead to an extended worldwide recession. We may face significant challenges if conditions in the capital markets do not improve. Our ability to access the capital markets has been and continues to be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans. Even if we are able to raise capital, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future disruptions or how long the current conditions may continue.

Tariffs imposed on products imported from China may affect our business.

The Company currently purchases its Debudder product line through a Chinese Supplier. The molds for the products were fabricated by the Chinese Supplier and may not be available for transfer to another manufacturer outside of China. The United States currently imposes tariffs on goods imported from China. These tariffs may have a negative impact on our ability to sell the Debudder products to customers located in the United States, but the impact cannot be determined at this time. The Company currently has sufficient inventory to meet demand at current run rates for approximately two years, and no orders have been placed or are expected to be placed for the next six months. We also have inventory at stocking distributors or fulfillment centers in Canada, Mexico, Spain, Australia, and Chile and product sent from China to those locations avoid the tariffs imposed by China. We have evaluated alternative manufacturing centers but have not yet taken any action to change our source of supply. If sales of the Debudder products increases and we place additional orders with our source in China, we may be forced to raise our prices to account for the tariffs and this may impact sales of our products.

Our sales in prior periods were highly concentrated in two distributors.

In the six-month period ended November 30, 2020, our business in the Debudder product line was concentrated with 83% of our sales going to one distributor.

In the event our business remains concentrated in a small number of customers, our business will be subject to additional risk were one or more of those customers to find alternative sources for similar products, or if they were to simply stop selling our products, or if they were to use the concentration as leverage for a price reduction or other concessions. The Company intends to utilize distributors with diverse customer lists to avoid becoming dependent on a single distributor. No assurances can be given that we will succeed in this effort and reliance on a small group of customers for a large percentage of our sales could adversely affect our results.

Our proposed business is at least partially dependent on laws pertaining to the cannabis industry.

Continued development of the cannabis industry is dependent upon continued legislative authorization of marijuana at the state level. Any number of factors could slow or halt progress in this area. Further, progress for the industry, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Any one of these factors could slow or halt use of marijuana, which would negatively impact our business.

As of January 20, 2021, 35 states and the District of Columbia allow its citizens to use medical marijuana and 15 states have passed legislation legalizing recreational use of marijuana. These state laws are in conflict with the Federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The prior administration (President Trump) indicated the potential for stricter enforcement of the marijuana industry at the federal level, but there was very little in terms of action. The position of the incoming administration on cannabis regulation is not yet well defined. There is no guarantee that the Biden administration or future administrations will maintain the low-priority enforcement of federal laws in the marijuana industry that was implemented previously. The Biden administration or any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to our business and our shareholders.

Further, while we do not currently harvest, distribute or sell cannabis, if we sell products, including our DeBudder product line to growers of cannabis, we could be deemed to be participating in marijuana cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings.

The cannabis industry faces strong opposition.

It is believed by many that large well-funded businesses may have a strong economic opposition to the cannabis industry. We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue. For example, medical cannabis will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies. Further, the medical cannabis industry could face a material threat from the pharmaceutical industry, should cannabis displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical cannabis movement. Any inroads the pharmaceutical industry could make in halting or impeding the cannabis industry could have a detrimental impact on our proposed business.

Cannabis remains illegal under Federal law.

Cannabis is a schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of cannabis has been legalized, its production and use remains a violation of federal law. Since federal law criminalizing the use of cannabis preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan.

Laws and regulations affecting the medical cannabis industry are constantly changing, which could detrimentally affect our proposed operations.

Local, state and federal medical cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

If we are unable to recruit and retain qualified personnel, our business could be harmed.

Our growth and success is highly depend on our ability to attract and retain qualified personnel. Competition in the industry could cause us difficulty in recruiting or retaining a sufficient number of qualified technical personnel, which could harm our ability to develop new products. Also, the fact cannabis remains illegal at the federal level may dissuade qualified personnel from working in the cannabis industry, thus limiting the pool of qualified individuals to run our business. If we are unable to attract and retain necessary key talents, it would harm our ability to develop competitive product and retain good customers and could adversely affect our business and operating results.

Ownership of the Company is highly concentrated in the hands of the officers and directors.

The current officers and directors of the Company control 62.7% of the Company’s outstanding common stock. As a result, non-controlling shareholders may have little voice in the approval or disapproval of corporate actions requiring shareholder approval including the election of directors.

Our officers and directors have other business activities that may conflict with the activities of the Company.

The officers and directors of the Company are engaged in activities outside of the business of the Company. Such outside business activities could create conflicts of interest between the Company and the director(s) and/or another business in which the director(s) has an interest. The Company has notified each board member and officer of their fiduciary duty to the Company. Each officer and director have confirmed that they will keep the Board informed of their outside activities and will notify the Board of the existence of a conflict before taking action to pursue the activity giving rise to the conflict. The Board has also drafted a Code of Conduct. The Code of Conduct is expected to be adopted prior to registering the Company’s shares under the Exchange Act.

Messrs. Bilton and Herr spend approximately one-third of their time on the business of the Company. Messrs. Cornwall and Tobias spend approximately eight hours per month preparing for and attending directors’ meetings, and performing such other work as required. As the Company’s business demands increase, it is expected that the time commitment from Messrs. Bilton and Herr will increase accordingly.

We may be unable to adequately protect our proprietary rights.

Our ability to compete partly depends on the superiority, uniqueness and value of our intellectual property. To protect our proprietary rights, we will rely on a combination of patent, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite these efforts, any of the following occurrences may reduce the value of our intellectual property:

●	Our applications for patents relating to our business may not be granted and, if granted, may be challenged or invalidated;

●	Issued patents may not provide us with any competitive advantages;

●	Our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology;

●	Our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop;

●	Another party may obtain a blocking patent and we would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our products; or

●	The fact cannabis is illegal at the federal level may impact our ability to secure patents from the United States Patent and Trademark Office, and other intellectual property protections may not be available to us.

We may become involved in lawsuits to protect or enforce our patents that would be expensive and time consuming.

In order to protect or enforce our patent rights, we may initiate patent litigation against third parties. In addition, we may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority and patentability of inventions. The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities. An adverse determination of any litigation or defense proceedings could put our pending patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could have a material adverse effect on our business and our financial results.

Our common stock has been thinly traded and we cannot predict the extent to which a trading market will develop.

Our common stock is traded on the OTCQB Market. Our common stock is thinly traded compared to larger more widely known companies. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop or be sustained after registration of our shares under the Exchange Act.

We plan to register our shares of Common Stock under the Securities Exchange Act of 1934, as amended.

With this filing, the Company is seeking to register its shares of Common Stock under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended. If the Company is not successful in completing the Exchange Act Registration, the Company’s reporting under Section 15(d) of the Exchange Act may be automatically suspended in the event the company files a Form 15 in a fiscal year beginning after May 31, 2020 provided the Company then has less than 300 shareholders or less than 500 shareholders and less than $10 million in assets for the prior three years, in which case, current information may no longer be available to shareholders. In addition, the ability of shareholders to sell the Company’s securities in the public markets may be more limited if the Company does not continue to file reports under the Exchange Act reporting requirements. While management has every intention of registering our shares under the Exchange Act, no assurances can be given that such registration process will be completed.

We are an “emerging growth company” and “smaller reporting company” within the meaning of the Securities Act and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our securities less attractive to investors.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock held by non-affiliates exceeds $700 million as of any November 30 before that time, in which case we would no longer be an emerging growth company as of the following May 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares held by non-affiliates exceeds $250 million as of the prior November 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our shares held by non-affiliates exceeds $700 million as of the prior November 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Our Bylaws provide for an exclusive forum for certain litigation.

Our Bylaws provide that the exclusive jurisdiction for derivative actions and certain other litigation will be the state and federal courts of Clark County Nevada. The Board of Directors have specifically resolved that this forum provision will not apply to actions brought under the Securities Act or the Exchange Act and have attached an amendment to the Bylaws to this effect. Exclusive jurisdiction in the courts of Clark County, Nevada on other matters that may be brought by shareholders may have the effect of increasing the cost of such litigation to be borne by the plaintiff, and the laws of Nevada may be more favorable to the Company than if the litigation was brought in another forum.

Because we are subject to the “penny stock” rules, the level of trading activity in our stock may be reduced.

Our common stock is traded on the OTCQB Market under the symbol MJHI. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

ITEM 2	FINANCIAL INFORMATION.

The Registrant is a Smaller Reporting Company as defined by 17 CFR §228.10(f)(1) and is not required to provide selected financial data or quantitative and qualitative disclosures on market risk.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Certain statements in this Report constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a differences include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words “believe,” “expect,” “anticipate,” “intend” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Results of Operations

Three Months Ended November 30, 2020 compared with the Three Months Ended November 30, 2019

The narrative comparison of results of operations for the three-month periods ended November 30, 2020 and 2019 is based on the following table.

	A	B	C
Three Months Ended	November 30, 2020	November 30, 2019	A-B Change	C/B Change %
REVENUE	$ 42,307	$ 67,130	$ (24,823)	-37%
COST OF REVENUE	16,953	24,626	(7,673)	-31%
Cost of revenue as a % of total revenue	40%	37%
Gross Profit	25,354	42,504	(17,150)	-40%
Gross profit as a % of revenue	60%	63%
OPERATING EXPENSES
Officer and director compensation	135,000	112,500	22,500	20%
General and administrative	17,564	17,076	488	3%
Impairment of intangible assets	-	100,000	(100,000)	-100%
Professional fees and contract services	144,171	128,393	15,778	12%
Total operating expenses	296,735	357,969	(61,234)	-17%
NET LOSS FROM CONTINUING OPERATIONS	(271,381)	(315,465)	44,084	-14%

Revenues decreased, primarily as a result of the limited focus on the debudder product marketing effort. In the quarter ended August 31, 2020, management expended considerable time and effort on the soils division which was acquired at the end of our last fiscal year (the “Elevated Acquisition”). We experienced unanticipated difficulties in obtaining adequate and timely sales and product purchase records from the field operator, and these difficulties diverted management attention from the debudder product marketing effort. The lack of attention to marketing in the first quarter was reflected in the decrease in sales in the second quarter. We anticipate that the marketing focus on the debudder products will increase now that the soils division has been discontinued.

The three-month period ended November 30, 2020 does not include any revenues or cost of sales from the Elevated Acquisition. The soils division created out of the Elevated Acquisition was discontinued during the three months ended November 30, 2020.

Total operating expenses decreased in the current period. No impairment expense was recognized in the current quarter compared to an impairment expense of $100,000 in the same period a year earlier. Officer and director compensation increased due to increased director fees in 2020 compared to 2019. General and administrative expenses were consistent between the periods. Professional fees and contract services increased in 2020 compared to 2019 due to expanded marketing efforts relating to the brand building efforts and improving investor awareness of the Company.

Net loss from continuing operations decreased in 2020 compared 2019 primarily due to the reduction of impairment of intangible assets between periods.

Six Months Ended November 30, 2020 compared with the Six Months Ended November 30, 2019

The narrative comparison of results of operations for the six-month periods ended November 30, 2020 and 2019 is based on the following table.

	A	B	C
Six Months Ended	November 30, 2020	November 30, 2019	A-B Change	C/B Change %
REVENUE	$ 73,136	$ 88,090	$ (14,954)	-17%
COST OF REVENUE	30,134	37,070	(6,936)	-19%
Cost of revenue as a % of total revenue	41%	42%
Gross Profit	43,002	51,020	(8,018)	-16%
Gross profit as a % of revenue	59%	58%
OPERATING EXPENSES
Officer and director compensation	265,000	262,500	$ 2,500	1%
General and administrative	36,383	51,932	(15,549)	-30%
Impairment of intangible assets	-	100,000	$ (100,000)	-100%
Professional fees and contract services	239,853	233,352	6,501	3%
Total operating expenses	541,236	647,784	$ (106,548)	-16%
NET LOSS FROM CONTINUING OPERATIONS	(498,234)	(596,764)	98,530	-17%

Revenues from debudder sales decreased, primarily due to the carryover impact of management’s focus in the quarter ended August 31, 2020 on establishing and building the soils division acquired from Elevated, which was subsequently discontinued. The efforts focused on the soils division diverted management’s attention from sales of the debudder products.

Other operating expenses were consistent between periods, with the exception of impairment of intangible assets which decreased in the current six-month period.

Net loss from operations decreased in 2020 compared 2019. The biggest driver in this improvement was from the reduction in impairment of intangible assets.

Discontinued Operations.

After operating the soils division for the three months ended August 31, 2020, management undertook an in-depth assessment of the business and concluded that the soils division was not as represented at the time of the acquisition, was not likely to ever operate profitably without significant revisions to operating methods and changes in personnel and was likely to create significant business questions and concerns should it be continued. Accordingly, management elected to discontinue the business acquired from Elevated. Upon discontinuation of the Elevated business, the Company entered into a settlement and unwinding agreement with Elevated and returned all assets acquired in the transaction to Elevated. Common stock issued in the acquisition, aggregating 1,300,000 shares out of 1,400,000 shares originally issued, will be cancelled, and the Company agreed to pay a $10,000 walk-away fee. The $10,000 walk-away fee is payable in five installments of $2,000 each with the final payment due in early March, 2021. The final installment of the walk-away fee was paid on March 2, and cancellation of the shares is now in process. In the aggregate, the Company recognized a loss from discontinued operations of $10,000 in the three and six-month periods ended November 30, 2020.

Operating results for the three and six-month periods from the discontinued operations are reflected in the following table.

OPERATING RESULTS	Three Months	Six Months
	Ended	Ended
	November 30, 2020	November 30, 2020
Revenue	$—	$75,217
Cost of revenue	—	66,243
Amortization	—	13,125
Gross profit	—	(4,151)
Loss on discontinued operations	10,000	10,000
	$(10,000)	$(14,151)

Liquidity and Capital Resources

Cash flow used in operating activities for the six-month period ended November 30, 2020 was $153,329 compared to $167,917 in the comparable period 2019. During the period, our total cash decreased by $27,329. Cash to fund the negative cash flow from operations was derived primarily from proceeds of advances from related parties totaling $126,000.

Our current operations are not sufficient to support the existing infrastructure, much of which is required in order to maintain public company status. We continue to seek out potential acquisition candidates with a focus on acquiring an operating company with scale sufficient to support all aspects of the company’s operations, including the public company infrastructure. The Company is currently reliant on funding through advances from related parties, but no assurances can be given that such funding will continue to be available in future periods.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  We incurred net losses of $512,385 and $596,764 for the six-month periods ended November 30, 2020 and 2019, respectively, and had an accumulated deficit of $4,694,779 as of November 30, 2020.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The Company may seek to raise money for working capital purposes through a public offering of its equity capital or through a private placement of equity capital or convertible debt.  It will be important for the Company to succeed in its efforts to raise capital in this manner to further its business plan in an aggressive manner.  Raising additional capital may cause dilution to current shareholders.

COVID-19

In March 2020, COVID-19 was declared a pandemic by the World Health Organization and the Centers for Disease Control and Prevention. Its rapid spread around the world and throughout the United States prompted many countries, including the United States, to institute restrictions on travel, public gatherings and certain business operations. These restrictions significantly disrupted economic activity in the United States and Worldwide. To date, the disruption has not materially impacted the Company’s financial statements. However, if the severity of the economic disruptions increase as the duration of the COVID-19 pandemic continues, the negative financial impact due to reduced demand could be significantly greater in future periods than in the first quarter.

The effects of the continued outbreak of COVID-19 and related government responses could also include extended disruptions to supply chains and capital markets, reduced labor availability and a prolonged reduction in economic activity. These effects could have a variety of adverse impacts to the Company, including our ability to operate our facilities. To date, there have been no material adverse impacts to the Registrants’ operations due to COVID-19.

In addition, the economic disruptions caused by COVID-19 could also adversely impact the impairment risks for certain long-lived assets, equity method investments and goodwill. Management evaluated these impairment considerations and determined that no such impairments occurred through the date of this report.

Fiscal year ended May 31, 2020 compared with fiscal year ended May 31, 2019

Results of Operations

Summary of Results of Operations. Since the Company adopted its current business focus on sales of agricultural and horticultural implements to hemp and cannabis growers, the Company has incurred net losses from operations. During the period, the Company has acquired the debudder product line, built an international distributor network, established an online presence for marketing products, acquired the Weed Farm Supply domain and distribution agreements, and incurred staffing, infrastructure and sales and marketing expenses intended to provide a solid base for growing operations in coming periods. This process took longer than anticipated. The Management team spent considerable time and effort in identifying, researching and negotiating with a number of candidates for acquisitions, with the expectation that one or more acquisitions could be completed in a timely manner. These potential acquisitions did not come to fruition, primarily due to unrealistic valuations expected by the target opportunity management teams. As a result, management has shifted its focus toward better financed acquisition candidates that do not need an immediate influx of capital but are interested in obtaining status as a public company. We are also aggressively pursuing sales growth by increasing marketing of our existing products and expansion of our product lines through distribution agreements and product licensing. We will continue to work toward acquisitions and sales growth as aggressively as our limited resources allow.

Operating Loss; Net Loss. In the year ended May 31, 2020, the Company generated a net loss from operations of $1,963,675 compared to a net loss of $956,541 in the year ended May 31, 2019. The increase in net loss from operations is detailed below.

Revenue

Our revenues in the year ended May 31, 2020 increased to $327,891 from $72,654 in the year earlier period, and after taking cost of goods sold into account, generated $118,229 in gross profit during our 2020 fiscal year compared to $48,057 in 2019. Our operational energies in 2020 were focused on building the distribution network, establishing the distribution centers and logistics for international distribution of product, and building an online presence for selling our products. That effort is largely in place now and we expect to see continuing increases in sales in the coming periods.

Officer and Director Compensation Expenses

Officer and director compensation expenses increased to $708,000 for the year ended May 31, 2020 from $358,842 for the year ended May 31, 2019. In the year ended May 31, 2020, the management team was in place for the full year and operating according to the adopted business plan. Each of the officers and directors is compensated wholly or partially in shares of common stock, and this non-cash considerations for services increases the cost to the Company of hiring and retaining executive management capable of executing the business plan.

General and Administrative Expenses

General and administrative expenses increased from $84,277 for the year ended May 31, 2019 to $84,779 for the year ended May 31, 2020, the slight increase reflects management efforts to hold general and administrative expenses steady while building the product line and ramping sales.

Professional Fees

Our professional fees and contract services increased during the year ended May 31, 2020 compared to the year ended May 31, 2019. Our professional fees were $531,125 for the year ended May 31, 2020 and $383,392 for the year ended May 31, 2019. These fees are largely related to fees paid for legal and accounting services, along with compensation to independent contractors. The increase in 2020 was primarily the result of increased patent work associated with the debudder product line and additional staffing costs related to expansion of our product lines. We expect these fees to grow steadily as our business expands. In the event we undertake an unusual transaction, such as an acquisition, securities offering, or file a registration statement, we would expect these fees to substantially increase during that period.

Impairment of Intangible Assets

During the year ended May 31, 2020, we reported an impairment of intangible assets of $758,000, compared to $178,137 in the year ended May 31, 2019. A portion of the impairment of patents in 2020 was related to $100,000 in earnout consideration owed upon issuance of the patents on the debudder products. Based on the impairment analysis performed at the time the Company acquired the minority interest in G4, the value of the patents was determined to be $150,000 and that value did not increase as a result of the patent issuance. Consequently, the earnout consideration was considered impaired immediately upon payment in common shares issued.

Additional impairment expense related to our acquisition of Weed Farm Supply and the associated intangible assets. When we negotiated the Weed Farm Supply transaction, we used an assumed value per share of $0.25 for the 1,400,000 common shares to be issued in the acquisition, or $350,000 in the aggregate for the assets acquired. On the date the transaction was finalized, the shares issuable in the transaction were valued at $0.72 which had the effect of valuing the intangible assets acquired at $1,008,000. The valuation of the assets performed at the time the acquisition was negotiated ($350,000) was considered by management to be the fair value of the assets acquired and the acquisition consideration was considered impaired in the amount of $658,000 as soon as the acquisition was finalized.

Liquidity and Capital Resources

Introduction. During the year ended May 31, 2020, because of our operating losses, we did not generate positive operating cash flows. Our cash on hand as of May 31, 2020 was $32,343 and our monthly cash flow burn rate was approximately $30,000. Our cash on hand and our ability to cover recurring cash flow operating expenses was primarily derived from proceeds of officer and director advances. Absent additional advances from our officers and directors, we currently do not believe we will be able to satisfy our cash needs from our revenues for the coming year.

At May 31, 2020, we had cash available of $32,343 and positive working capital of $6,538. Our existing assets and revenue sources will not cover our current monthly negative cash flows from operations. Based on our revenues, cash on hand and current monthly burn rate of approximately $30,000, we will need to continue borrowing from our shareholders and other related parties, and/or raise money from the sales of our securities, to fund operations.

Sources and Uses of Cash

Operations. We had net cash used in operating activities of $271,527 for the year ended May 31, 2020, as compared to $418,931 for the year ended May 31, 2019. During our fiscal year ending May 31, 2020, the net cash used in operating activities consisted primarily of our net loss of ($1,963,675), offset by depreciation of $14,206, share based compensation of $844,176, intangible asset impairment of $758,000, and changes in inventory, deposits, and accounts payable aggregating $75,766. During our fiscal year ending May 31, 2019, the net cash used in operating activities consisted primarily of our net loss of ($956,541), share based compensation of $397,125, intangible asset impairment of $178,137, and ($33,138) cash used for purchases of inventory.

Investing. We had no cash flows from investing activities in the year ended May 31, 2020. We used $69,209 in the year ended May 31, 2019 to acquire an interest in G4 ($50,000) and to acquire fixed assets ($19,209).

Financing. Our net cash provided by financing activities for the year ended May 31, 2020 was $290,278 compared to $498,455 for the year ended May 31, 2019. In both years, cash flows from financing activities were derived entirely from related party advances.

Off Balance Sheet Arrangements: None

ITEM 3	PROPERTIES.

The Company does not currently have any physical facilities. Each of our officers and directors operate out of home or virtual offices and we are able to meet remotely as needed. Our products are placed at third-party fulfillment centers and are shipped direct to our customers by the fulfillment centers or the manufacturers (on products where we act as distributor. We expect that physical space will not be required until we experience additional growth and our needs for inventory storage expand.

ITEM 4	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth, as of January 20, 2021 certain information with respect to our equity securities owned of record or beneficially by:

(1)                          each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

(2)                          Unless otherwise noted, the shares indicated are beneficially owned by the individuals listed.

	Number of	Percentage of Total
Share Ownership on September 10, 2020	Shares Held	Outstanding
Patrick Bilton, CEO, Secretary and Director	4,133,401	17.7%
Jerry Cornwell, President and Director	3,640,244	15.6%
Brad Herr, CFO	555,000	2.3%
David Tobias, Director	6,332,399	27.1%
All Officers and Directors as a Group	14,614,044	62.7%

Total Shares Issued and Outstanding	23,347,731	100.0%

·	The shares listed for Patrick Bilton include shares owned by Salon LLC, an entity solely owned by Mr. Bilton, and shares held for the benefit of Samantha, Sawyer, and Shawna Bilton, his children.

·	The shared listed for Jerry Cornwell are beneficially owned by him. A total of 1,143,983 are listed in his name and 2,446,261 are registered in the name of XXX Enterprises, LLC, an entity wholly owned by Mr. Cornwell

·	The shares listed for Brad Herr are beneficially owned by him and are registered in the name of Nexit, Inc., a corporation wholly owned by Mr. Herr.

The issuer is not aware of any person who owns of record, or is known to own beneficially, ten percent or more of the outstanding securities of any class of the issuer, other than as set forth above. The issuer is not aware of any person who controls the issuer as specified in Section 2(a)(1) of the 1940 Act. There are no classes of stock other than common stock issued or outstanding. The Company does not have an investment advisor.

There are no current arrangements which will result in a change in control.

ITEM 5	DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table indicates the name, age, term of office and position held by each of our executive officers and directors. The term of office for each officer position is for one year or until his or her successor is duly elected and qualified by the board of directors. The term of office for a director is for one year or until his or her successor is duly elected and qualified by the stockholders.

Name	Age	Position	Incumbency Date
Patrick Bilton	59	Secretary and Director	11/03/2017
Patrick Bilton		Chief Executive Officer	01/01/2018
Brad Herr	66	Chief Financial Officer	03/24/2018
Jerry Cornwell	81	Director and President	09/20/2011
David Tobias	69	Director	11/03/2017

Certain biographical information with respect to our executive officers and directors.

Patrick Bilton, CEO, Secretary and Director, age 59, manages our product development and product acquisition efforts and is focused on implementing our strategic business direction. Patrick joined MJ Harvest in 2017 and has been instrumental in establishing our existing operations while also seeking to expand our business as opportunities present themselves. Patrick sold his landscape services business in 2007 and after working with the new owners over a three-year transition period, has been since 2010 to the present, involved as a consultant in construction management, working primarily on luxury and high end residential real estate projects. Concurrently, Patrick has worked as a consultant with other public companies in their business development and merger and acquisition efforts, primarily focused on herbal and plant-based products and derivatives, including Cannabis Sativa, Inc. (symbol “MJHI”). Patrick brings a wealth of practical experience and a deep understanding of the requirements of growers of hemp and cannabis crops. With Patrick’s guidance, we are developing a portfolio of tools and implements that are used in growing and harvesting crops.

Brad Herr, CFO, age 66, manages our financial reporting functions, provides risk management oversight, and is a key member of the management team working closely with Patrick Bilton to evaluate and structure business opportunities as they arise. Brad is the sole owner of Nexit, Inc., a management services firm though which he offers business consulting services to the public, Brad has owned Nexit, Inc. since April 2018. He also served as CFO to SponsorsOne, Inc., another publicly traded company with emerging business opportunities until April 30, 2019. Brad graduated from the University of Montana with a Bachelor of Science Degree in Business Accounting in 1977 and a Juris Doctorate in 1983. In 2005, Mr. Herr received an MBA from Gonzaga University. Brad practiced law for 13 years focusing primarily on business representation and securities law. Brad participated as legal counsel or principal in private and public offerings raising more than $75 million over his career. In 1996, Brad left the practice of law to pursue a career in business. Brad has served as CFO, COO, President and Board Member for a number of publicly traded and private companies over the last 23 years though other than as set forth herein, he holds no such positions at this time. Brad brings a diverse business development, accounting and legal background to his current positions.

Jerry Cornwell, President and Director, age 81, is currently and has been since 1993, the managing member of two Investor Relations companies: XXX Enterprises, LLC dba Bristol Media, Ltd. and Valhalla Financial Group, LLC. The services provided to clients range from initial merger of Microcap OTC companies to NASDAQ listed companies. He was President and Chief Executive Officer of Pan Environmental Corporation from 1993 until 2000. For the prior ten years, he was a principal of Corn-Mill Enterprises, a business advisory firm involved in Mergers/Acquisitions and Capital funding. From 1974 to 1983 Mr. Cornwell was owner, President and Chief Executive Officer of J. A. Cornwell, Inc. a land reclamation and irrigation development firm, with annual revenues of $135 million. In 1982 the company was listed #7 on Inc 500 fastest growing Private Companies. In the past 30 years Mr. Cornwell has held positions as Director and/or Officer, on at least 10 other public companies, though other than as set forth herein, he does not hold any such positions at this time. He was elected to the Board of Directors by shareholders and appointed as President/CEO of the Company, then operating as Ryozanpaku International, Inc. on October 24, 2010. Jerry currently focuses on the building an active market for the Company’s shares and provides assistance in finding and evaluating business opportunities.

David Tobias, Director, age 69, is serving as President of Wild Earth Naturals, Inc., a position he has held since May 2013. In addition, Mr. Tobias is serving as the CEO, president, secretary and director of Cannabis Sativa, Inc. (“CBDS”), a fully reporting company under the Securities Exchange Act of 1934. Mr. Tobias has been a director and officer of CBDS since July of 2013. He also served as the President of Hemp, Inc. from August 2011 to January 9, 2014. Prior to that, from October 2009 until May 2011, Mr. Tobias held the position of Vice President at Medical Marijuana Inc. where he was instrumental in bringing forward and culminating the merger between CannaBank and Medical Marijuana, Inc. Within the last five years, Mr. Tobias has also served as a member of the board of directors for Grow Capital, Inc. (“GRWC”). David’s experience with many aspects of the burgeoning marijuana trade in the United States allows him to focus on business development. His extensive contacts in the cannabis industry yield frequent business opportunities which David refers to Patrick and Brad for a detailed conceptual work-up.

Family Relationships

There are no family relationships between any of our officers and directors.

Term of Office

The term of office of each director is one year and until his or her successor is elected at the annual stockholders' meeting and is qualified. Directors are also subject to removal by the stockholders.  The term of office for each officer is for one year and until his or her successor is appointed by the board of directors and is qualified. Officers are also subject to removal by the board of directors.  Patrick Bilton was appointed Chief Executive Officer of the Company on January 1, 2018. Brad E. Herr was appointed Chief Financial Officer on March 24, 2018. Jerry Cornwell has been a director since November 3, 2011 and David Tobias has been a director since November 3, 2017.

Board of Directors

Our board of directors consists of three persons. None of our current directors are "independent" within the meaning of Rule 5605(a)(3) of the NASDAQ Marketplace.  The directors are not independent by virtue of their position as an officer of the Company or their ownership of more than 10% of the Company’s outstanding shares.

Our board of directors designated an audit committee to be comprised of two independent directors. At this time, the Company only has no independent directors and does not have an independent "financial expert" to serve on the audit committee. As a result, the Company is not able to designate an audit committee and the function of the audit committee is currently being performed by the entire Board.

The board of directors has designated a compensation committee comprised of two independent directors.  At this time, the Company only has no independent directors. As a result, the Company is not able to designate a compensation committee and the function of the compensation committee is currently being performed by the entire Board.

The Company does not have a standing nominating committee and the Company's Board of Directors performs the functions that would customarily be performed by a nominating committee.  The Board of Directors does not believe a separate nominating committee is required at this time due to the limited resources of the Company.  The Board of Directors has not established policies with regard to the consideration of director candidates recommended by security holders or the minimum qualifications of such candidates.

Director Meetings

Generally, the Company’s Board of Directors met quarterly during the years ended May 31, 2020 and 2019. Additional meetings were called or consented to by the Directors as needed. At every meeting every director was in attendance or consented to the actions taken. In the year ended May 31, 2021, meetings are being held as needed. Actions may aretypically taken without formal meeting by consent signed by each of the directors. In light of the COVID-19 Pandemic, the Board intends to conduct meetings remotely until further notice.

Communications with Directors

Stockholders may communicate with the Board of Directors by sending written communications addressed to the Board of Directors, or any individual director, to: MJ Harvest, Inc., Attention: Corporate Secretary, 9205 W. Russell Road, Suite 240, Las Vegas, NV 89139. All communications will be compiled by the corporate secretary and forwarded to the Board of Directors or any individual director, as appropriate. In order to facilitate a response to any such communication, the Company’s Board of Directors suggests, but does not require, that any such submission include the name and contact information of the shareholder submitting the communication.

Code of Ethics

We have not adopted a Code of Ethics that applies to our executive officers, including our principal executive, financial and accounting officers. We do not believe the adoption of a code of ethics at this time would provide any meaningful additional protection to the Company because we have only two executive officers and three directors and our business operations are not complex.

During the past ten years none of our directors, executive officers, promoters, or control persons was:

1.	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
4.	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Item 6	Executive Compensation

The following table sets forth certain information regarding the annual compensation paid to our principal executive officer and principal financial officer in all capacities for the fiscal years ended May 31, 2020 and 2019.  No other person served as an executive officer of the Company or received total annual compensation from the Company in excess of $100,000 other than as set forth in the table.

Year Ended May 31, 2020		Stock Issued		Accrued Compensation		Total
	Cash	Shares	Value	Shares	Value	Value
Patrick Bilton	$—	1,080,001	$413,000	—	$—	$413,000
David Tobias	—	120,000	41,000	—	—	41,000
Jerry Cornwell	—	120,000	41,000	—	—	41,000
Brad Herr	120,000	240,000	93,000	—	—	213,000
Total for officers and directors	$120,000	1,560,001	$588,000	—	$—	$708,000

Year Ended May 31, 2019		Stock Issued		Accrued Compensation		Total
	Cash	Shares	Value	Shares	Value	Value
Patrick Bilton	$—	560,000	$140,000	80,000	$60,000	$200,000
David Tobias	—	—	—	—	—	—
Jerry Cornwell	—	—	—	—	—	—
Brad Herr	112,500	120,000	30,000	20,000	15,000	157,500
Total for officers and directors	$112,500	680,000	$170,000	100,000	$75,000	$357,500

We do not have any retirement, pension or profit-sharing plans covering our officers or directors, and we are not contemplating implementing any such plans at this time.

Director Compensation

Our directors are issued shares of common stock quarterly for their service on the board of directors.  During the years ended May 31, 2020 and 2019, the Directors were paid $10,000 and $5,000, respectively, each quarter. These amounts were paid in shares of common stock of the Company.

ITEM 7	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

During the six months ended November 30, 2020 and for the year ended May 31, 2020, the Company received additional advances totaling $126,000 and $290,278, respectively from related party officers and directors of the Company to cover operating expenses. As of November 30, 2020, and May 31, 2020, net advances from related parties totaled $955,982 and $829,982, respectively. The Company has not recorded interest on these sums and it is likely that the amounts will be repaid in stock at a future date. During the six months ended November 30, 2020, Patrick Bilton also deferred $140,000 of his compensation to future periods.

The Company has independent contractor agreements with each of its officers. These agreements are described below.

Patrick Bilton. The Company entered into an Independent Contractor Agreement with Patrick Bilton on January 30, 2020 with an effective date of January 1, 2020. The agreement provides for a consulting fee of $20,000 per month payable in common stock at the fair value of the shares on the dates of issuance. The compensation is payable quarterly, The term of the agreement was one year but has now been extended through December 31, 2021. The services performed by Mr. Bilton pursuant to the Agreement include serving as the Company’s Chief Executive Officer. In this capacity, Mr. Bilton oversees all strategic and tactical functions, supervises all other contractors, and coordinates these activities under the direct oversight of the Board of Directors. Mr. Bilton’s Independent Contractor Agreement provides that one-half of Mr. Bilton’s monthly salary will be payable in cash each month ($10,000) at such time as the company receives at least $500,000 in funding through a private placement or public offering. This condition has not yet been met and Mr. Bilton’s compensation is currently being deferred pending improvement in the Company’s cash position and cash flow.

Brad Herr. The Company entered into an Independent Contractor Agreement with Brad Herr on January 30, 2020 with an effective date of January 1, 2020. The agreement provides for a consulting fee of $15,000 per month payable $10,000 per month in cash and $5,000 per month in common stock at the fair value of the shares on the dates of issuance. The stock compensation is payable quarterly. The term of the agreement was one year but has now been extended through December 31, 2021. The services performed by Mr. Herr pursuant to the Agreement include serving as the Company’s Chief Financial Officer. In this capacity, Mr. Herr manages all accounting and financial statement preparation duties, and participates with the CEO on planning and direction, drafts agreements as needed, and prepares public company reports and coordinates these activities under the direct oversight of the CEO and the Board of Directors.

Approval of Related Party Transactions

Related party transactions are reviewed and approved or denied by the board of directors of the Company. If the related party to a transaction is a member of the board of directors, the transaction must be approved by a majority of the board that does not include the related party.

Our board of directors consists of three persons. None of our current directors are "independent" within the meaning of Rule 5605(a)(2) of the NASDAQ Marketplace.  The directors are not independent by virtue of their position as an officer of the Company or their ownership of more than 10% of the Company’s outstanding shares.

ITEM 8	LEGAL PROCEEDINGS

We are not a party to any material legal proceedings, and, to the best of our knowledge, no such legal proceedings have been threatened against us.

ITEM 9	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

MARKET PRICE INFORMATION

Market Information

Our shares of common stock are quoted on the OTCQB by the OTC Markets Group Inc. of the Financial Industry Regulatory Authority, Inc. (“FINRA”) under the symbol “MJHI”. Our common stock began trading on the OTCQB market on February 20, 2020 Previously, the Company’s common stock traded on the OTC Pink market. Set forth below are the high and low closing bid prices for our common stock for each quarter of the fiscal years ending May 31, 2020 and 2019, and for the quarter ended August 31, 2020. All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Period	High	Low
June 1, 2018 through August 31, 2018	$1.25	$1.01
September 1, 2018 through November 30, 2018	$7.50	$1.01
December 1, 2018 through February 28, 2018	$6.00	$3.05
March 1, 2019 through May 31, 2019	$6.90	$4.01
June 1, 2019 through August 31, 2019	$5.15	$1.30
September 1, 2019 through November 30, 2019	$2.80	$0.80
December 1, 2019 through February 29, 2020	$2.96	$0.85
March 1, 2020 through May 31, 2020	$1.29	$0.60
June 1, 2020 through August 31, 2020	$0.85	$0.20
September 1, 2020 through November 30, 2020	$0.55	$0.15

On March 1, 2021, the stock closed at $1.19.

Holders of Record

On January 20, 2021, there were 113 holders of record of our common stock, as reported by the Company’s transfer agent. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single stockholder.

No Dividends

No dividends have ever been paid on our securities, and we have no current plans to pay dividends in the foreseeable future.

Equity Compensation Plan

None.

Transfer Agent

Pacific Stock Transfer Co., Inc., 6725 Via Austi Parkway, Las Vegas, NV 89119, telephone (702)-361-3033, serves as the transfer agent and registrar for our common stock.

ITEM 10	RECENT SALES OF UNREGISTERED SECURITIES.

The following tables include all unregistered sales of securities for the fiscal years ending May 31, 2020 and 2019, respectively.

Year Ended May 31, 2020	Services		Acquisitions		Total
Shares Issued for Stock Payable	Shares	Value	Shares	Value	Shares	Value
Related Parties	300,000	$ 75,000	-	$ -	300,000	$ 75,000
Unrelated Parties	208,500	52,125	-	-	208,500	52,125
Total Shares for Stock Payable	508,500	127,125	-	-	508,500	127,125
Shares Issued for Acquisitions
Unrelated Parties	-	-	1,400,000	1,008,000	1,400,000	1,008,000
Shares Issued for Services
Related Parties
Patrick Bilton, CEO and Director	1,080,001	413,000	-	-	1,080,001	413,000
David Tobias, Director	120,000	41,000	-	-	120,000	41,000
Jerry Cornwell, Director	120,000	41,000	-	-	120,000	41,000
Brad Herr, CFO	240,000	93,000	-	-	240,000	93,000
Total for Related Parties	1,560,001	588,000	-	-	1,560,001	588,000
Unrelated Parties	665,634	256,176	-	-	665,634	256,176
Total Shares for Services	2,225,635	844,176	-	-	2,225,635	844,176
Aggregate Totals	2,734,135	$ 971,301	1,400,000	$ 1,008,000	4,134,135	$ 1,979,301

	Six Months Ended November 30, 2020
	Shares issued in the Period for:				Shares Issuable at November 30, 2020
	Services & Other		Total		Patent Issuance Bonus Shares		Current Period Services		Total
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value
Related Parties
Patrick Bilton	-	$ -	-	$ -	-	$ -	-	$ -	-	$ -
David Tobias	50,000	10,000	50,000	10,000	-	-	28,571	10,000	28,571	10,000
Jerry Cornwell	50,000	10,000	50,000	10,000	-	-	28,571	10,000	28,571	10,000
Brad Herr	75,000	15,000	75,000	15,000	-	-	42,857	15,000	42,857	15,000
Total for related parties	175,000	$ 35,000	175,000	$ 35,000	-	$ -	99,999	$ 35,000	99,999	$ 35,000

Unrelated Parties	279,857	$ 87,531	279,857	$ 87,531	400,000	$ 100,000	67,346	$ 23,571	467,346	$ 123,571

Aggregate Totals	454,857	$ 122,531	454,857	$ 122,531	400,000	$ 100,000	167,345	$ 58,571	567,345	$ 158,571

All issuances were made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”). To make that determination on the availability of Section 4(a)(2) of the Act, we relied on the representations of the purchasers contained in the consulting agreements signed by the purchasers and the fact the consultants, although not employed by the Company, were familiar with the company, its operations and its management. The shares received were restricted securities.

Special Sales Practice Requirements with Regard to “Penny Stocks”

To protect investors from patterns of fraud and abuse that have occurred in the market for low priced securities commonly referred to as “penny stocks,” the SEC has adopted regulations that generally define a “penny stock” to be any equity security having a market price (as defined) less than $5.00 per share, or an exercise price of less than $5.00 per share, subject to certain exceptions. Our stock is subject to the “penny stock” regulations during periods in which the price is below $5.00 per share. During any such periods, broker-dealers selling our common stock are subject to additional sales practices when they sell our stock to persons other than established clients and “accredited investors.” For transactions covered by these rules, before the transaction is executed, the broker-dealer must make a special customer suitability determination, receive the purchaser’s written consent to the transaction and deliver a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative taking the order, current quotations for the securities and, if applicable, the fact that the broker-dealer is the sole market maker and the broker-dealer’s presumed control over the market. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Such “penny stock” rules may restrict trading in our common stock and may deter broker-dealers from effecting transactions in our common stock.

ITEM 11	DESCRIPTION OF SECURITIES TO BE REGISTERED.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001, and 5,000,000 shares of preferred stock, par value $0.0001. As of January 31, 2021, there are 23,347,731 shares of our common stock issued and outstanding, held by approximately 113 shareholders of record. There are no shares of our preferred stock outstanding as of the date of this filing.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never issued any dividends and do not expect to pay any stock dividend or any cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared on our common stock in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Preferred Stock. We are authorized to issue 5,000,000 shares of preferred stock, par value $0.0001. We have not issued, nor established any series for, any of our preferred stock. Our preferred stock is “blank check preferred” whereby our Board of Directors may create a series of preferred stock and set the rights and preferences of such preferred stock, without further shareholder approval. The availability or issuance of preferred shares in the future could delay, defer, discourage or prevent a change in control.

ITEM 12	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 5 of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders.

Article 6 of our Articles of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Nevada we will indemnify our officers and directors from and against any and all expenses, liabilities, or other matters.

Article IX of our Bylaws further addresses indemnification of our directors and officers and allows us to indemnify our directors in the event they meet certain criteria in terms of acting in good faith and in an official capacity within the scope of their duties, when such conduct leads them to be involved in a legal action.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 13	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements for the interim six-month periods ended November 30, 2020 and 2019, and for the years ended May 31, 2020 and 2019, and, are included on pages FS - 1 to FS - 37, immediately following the signature page.

ITEM 14	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15	FINANCIAL STATEMENTS AND EXHIBITS

The following financial statements and exhibits are included with this registration statement.

(a) Financial Statements

Audited consolidated balance sheets of MJ Harvest, Inc (the "Company") as of May 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements").

Unaudited consolidated balance sheets of MJ Harvest, Inc (the "Company") as of November 30, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the three and six-month periods then ended, and the related notes (collectively referred to as the "financial statements").

(b) Exhibits

	SEC Reference Number
Exhibit
Number		Title of Document	Location

3.1	3	Articles of Incorporation of MJ Harvest, Inc.	Incorporated by Reference(1)
3.2	3	Amended Bylaws	Incorporated by Reference(2)
10.1	10	Independent Contractor Agreement with Patrick Bilton effective January 1, 2020	Incorporated by Reference(2)
10.2	10	Independent Contractor Agreement with Brad E. Herr effective January 1, 2020	Incorporated by
			Reference(2)
10.3	10	Securities Purchase Agreement by and between MJ Harvest, Inc. (fka EM Energy, Inc.) and Original Ventures, Inc. dated November 7, 2017	Incorporated by
			Reference(2)
10.4	10	Securities Purchase Agreement by and between MJ Harvest, Inc. and Original Ventures, Inc. dated November 7, 2018	Incorporated by
			Reference(2)
21.1	21	Subsidiaries of Registrant	Exhibit 21.1 (3)
23.3	23	Consent of Assure CPA (formerly Decoria, Maichel & Teague)	Exhibit 23.3
99.1	99	Rule 5605(a)(2) of the NASDAQ Marketplace	Exhibit 99.1 (3)

(1)       As previously filed with the Company’s Form 10-Q for the quarter ended November 30, 2020.

(2)       As previously filed with the Company’s Form S-1 Registration Statement declared effective on January 9, 2020.

(3)       As previously filed with the Company’s Form 10 Registration Statement filed on February 5, 2021.

SIGNATURES

Pursuant to the requirements of Section 12of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be filed on its behalf by the undersigned thereunto duly authorized.

Dated : March 9, 2021	MJ Harvest, Inc.
	By:	/s/ Patrick Bilton
Patrick Bilton, Chief Executive Officer

MJ Harvest, Inc.

Contents

Page

FINANCIAL STATEMENTS – (Unaudited):

Consolidated balance sheets	2

Consolidated statements of operations	3

Consolidated statements of changes in stockholders’ deficit	4

Consolidated statements of cash flows	5

Notes to consolidated financial statements	6 - 14

MJ HARVEST, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	November 30,	May 31,
	2020	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,014	$32,343
Accounts receivable	13,235	19,216
Vendor deposits	-	20,000
Inventory	32,077	32,840
Total current assets	50,326	104,399

NON-CURRENT ASSETS:
Fixed assets, net	13,359	15,879
Finite-lived intangible assets, net	133,334	465,834
Indefinite-lived intangible assets, net	-	25,000
Total non-current assets	146,693	506,713
Total Assets	$197,019	$611,112

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and other current liabilities	$77,926	$97,861
Payable for discontinued operations (Note 3)	8,000	-
Total Current Liabilities	85,926	97,861

LONG-TERM LIABILITIES:
Common stock payable	158,571	100,000
Payable to related parties for services	140,000	-
Advances from related parties	955,982	829,982
Total long-term liabilities	1,254,553	929,982
Total Liabilities	1,340,479	1,027,843

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS’ DEFICIT:
Preferred stock, par value $0.0001, 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $0.0001 par value per share, 50,000,000 shares authorized, 23,347,731 and 22,892,874 issued and
outstanding, respectively	2,335	2,289
Common stock subject to cancellation on dicontinued
operations (1,300,000 shares) (Note 3)	(336,875)	-
Additional paid-in capital	3,885,859	3,763,374
Accumulated deficit	(4,694,779)	(4,182,394)
Total stockholders' deficit	(1,143,460)	(416,731)
Total Liabilities and Stockholders' Deficit	$197,019	$611,112

The accompanying notes are an integral part of these consolidated financial statements.

MJ HARVEST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended		Six months ended
	November 30,	November 30,	November 30,	November 30,
	2020	2019	2020	2019

REVENUE	$42,307	$67,130	73,136	$88,090
COST OF REVENUE	16,953	24,626	30,134	37,070
Gross profit	25,354	42,504	43,002	51,020

OPERATING EXPENSES:
Officer and director compensation	135,000	112,500	265,000	262,500
General and administrative	17,564	17,076	36,383	51,932
Impairment of intangible assets	-	100,000	-	100,000
Professional fees and contract services	144,171	128,393	239,853	233,352
Total operating expenses	296,735	357,969	541,236	647,784

NET LOSS FROM CONTINUING OPERATIONS	(271,381)	(315,465)	(498,234)	(596,764)

LOSS FROM DISCONTINUED OPERATIONS
Operating loss on discontinued operations	-	-	(4,151)	-
Loss on discontinued operations	(10,000)	-	(10,000)	-
NET LOSS FROM DISCONTINUED OPERATIONS	(10,000)	-	(14,151)	-

NET LOSS	$(281,381)	$(315,465)	$(512,385)	$(596,764)

NET LOSS PER COMMON SHARE - Basic and diluted
From continuing operations	$(0.01)	$(0.02)	$(0.02)	$(0.03)
From discontinued operations	(0.00)	-	(0.00)	-
Total	$(0.01)	$(0.02)	$(0.02)	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - Basic and diluted	22,997,841	19,538,464	22,945,071	19,156,116

The accompanying notes are an integral part of these consolidated financial statements.

MJ HARVEST, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
(unaudited)

FOR THE THREE AND SIX MONTH PERIODS ENDED NOVEMBER 30, 2020 AND 2019
			Additional
	Common Stock		Paid-In	Accumulated
Three Month	Shares	Amount	Capital	Deficit	Total
BALANCES, August 31, 2019	19,111,739	$1,911	$1,872,701	$(2,500,018)	$(625,406)
Shares issued for compensation	740,500	75	185,050	-	185,125
Shares issued for common stock payable	155,500	15	38,860	-	38,875
Net loss	-	-	-	(315,465)	(315,465)
BALANCES, November 30, 2019	20,007,739	2,001	2,096,611	(2,815,483)	(716,871)

BALANCES, August 31, 2020	22,892,874	$2,289	$3,763,374	$(4,413,398)	$(647,735)
Shares issued for compensation	158,000	16	62,944	-	62,960
Shares issued for common stock payable	296,857	30	59,541	-	59,571
Net loss	-	-	-	(281,381)	(281,381)
BALANCES, November 30, 2020	23,347,731	2,335	3,885,859	(4,694,779)	(806,585)

Six Month
BALANCES, May 31, 2019	18,758,739	$1,876	$1,784,486	$(2,218,719)	$(432,357)
Shares issued for compensation	1,093,500	110	273,265	-	273,375
Shares issued for common stock payable	155,500	15	38,860	-	38,875
Net loss	-	-	-	(596,764)	(596,764)
BALANCES, November 30, 2019	20,007,739	2,001	2,096,611	(2,815,483)	(716,871)

BALANCES May 31, 2020	22,892,874	2,289	3,763,374	(4,182,394)	(416,731)
Shares issued for compensation	454,857	46	122,485	-	122,531
Net loss	-	-	-	(512,385)	(512,385)
BALANCES, November 30, 2020	23,347,731	$2,335	$3,885,859	$(4,694,779)	$(806,585)

   The accompanying notes are an integral part of these consolidated financial statements.

MJ HARVEST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six months ended
	November 30,	November 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(512,385)	$(596,764)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	23,145	4,186
Share based compensation	122,531	185,125
Common stock payable for compensation	58,571	118,500
Payable to related party for services	140,000	-
Impairment of intangible asset	-	100,000
Changes in operating assets and liabilities:
Accounts receivable	5,981	9,091
Vendor deposits	20,000	480
Inventory	763	11,910
Payable for discontinued operations	8,000	-
Accounts payable and other current liabilities	(19,935)	(445)
NET CASH (USED IN) OPERATING ACTIVITIES	(153,329)	(167,917)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from advances by related parties	126,000	165,959
NET CASH PROVIDED BY FINANCING ACTIVITIES	126,000	165,959

NET CHANGE IN CASH AND CASH EQUIVALENTS	(27,329)	(1,958)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	32,343	13,592

CASH AND CASH EQUIVALENTS END OF PERIOD	$5,014	$11,634

Non-cash financing and investing activities:
Shares issued for common stock payable	$59,571	$127,125
Shares payable for intangible assets	$-	$100,000
Shares to be cancelled on disconitnued operations (Note 3)	$336,875	$-

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

MJ Harvest, Inc. (the “Company”), develops, acquires, and distributes agricultural and horticultural tools and implements for sale primarily to growers and operators in the hemp and cannabis retail industry. In 2017, the Company acquired a 51% interest in G4 Products LLC, (“G4”) which owns the intellectual property for a manual debudder product line marketed under the Original 420 Brand as the Debudder Bucket Lid and Edge. The Company organized AgroExports LLC (“Agro”) to serve as the domestic and international distribution arm for sales of agricultural and horticultural tools and implements, and created www.procannagro.com for online sales.

In September 2018, the Company changed its name to MJ Harvest, Inc. The articles of incorporation with the State of Nevada were amended and restated to reflect the name change with an effective date of September 18, 2018.

On December 7, 2018, the Company acquired the remaining 49% of G4, making it a wholly owned subsidiary. On April 10, 2019, the Company formed AgroExports.CA ULC (“Agro Canada”), a wholly owned Canadian subsidiary in order to facilitate online payments from sales in Canada. Sales in Canada are currently serviced through a fulfillment center in Toronto.

On April 8, 2020, the Company finalized an acquisition from Elevated Ag Solutions, Inc. (“Elevated”) of several domain names, a non-compete agreement, and customer relationships and began selling a broad range of products, including soils and soil enhancements, through www.weedfarmsupply.com. The Company operated the business through the end of the first quarter, but due to unforeseen difficulties in obtaining adequate transaction details, and lack of performance of the web site, the Company entered into an agreement to unwind the acquisition. No sales were generated from this acquisition in the quarter ended November 30, 2020. See Note 3 – Intangible Assets.

Basis of Presentation and Consolidation

The Company’s fiscal year-end is May 31. The unaudited financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information, accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company’s management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of the interim financial statements have been included. Operating results for the three and six -month periods ended November 30, 2020 are not necessarily indicative of the results that may be expected for the fiscal year ending May 31, 2021.

For further information refer to the financial statements and footnotes thereto in the Company’s audited financial statements for the year ended May 31, 2020 in the Form 10-K as filed with the Securities and Exchange Commission.

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries Agro, G4, and Agro Canada. All subsidiaries were wholly owned in the periods presented. All intercompany transactions have been eliminated.

Going Concern

The Company has an accumulated deficit of $4,694,779 which, among other factors, raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

The intangible assets owned by G4, consisting of patents and other intangible assets relating to the Debudder Products, serve as a building block for the Company’s efforts to grow revenues. In the six months ended November 30, 2020, the Company generated operating revenue from the Debudder Products but the level of revenue from the current product line has not been sufficient to support profitable operations to date.

Additional acquisitions and business opportunities are also under consideration, but the Company has not reached agreement with any other acquisition candidates or business opportunities. Management intends to finance operating costs over the next twelve months with advances from directors and/or a private placement or public offering of common stock. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Share based compensation, impairment of long-lived assets, amortization of intangible assets, and income taxes are subject to estimates. Actual results could differ from those estimates.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current period presentation.

New Accounting Standards

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework- Changes to the Disclosure Requirements for Fair Value Measurement. The update modifies the disclosure requirements for recurring and nonrecurring fair value measurements, primarily those surrounding Level 3 fair value measurements and transfers between Level 1 and Level 2. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within that reporting period. Adoption of this update as of June 1, 2020 did not have a material impact on the Company’s consolidated financial statements.

In November 2018, the FASB issued ASU 2018-18, Clarifying the Interaction Between Topic 808 and Topic 606 Revenue from Contracts with Customers, which clarifies when transactions between participants in a collaborative arrangement are within the scope of Topic 606. Adoption of this update as of June 1, 2020 did not have a material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with Accounting Standards Codification (“ASC”) 606,” Revenue Recognition.” At November 30, 2020, the Company operates as one reportable segment.

The Company generates revenue based on sales of products and revenue is recognized when the Company satisfies its performance obligation by shipping products to our customers. Our products consist of agricultural tools and implements, soils, and soil additives used primarily in growing and harvesting hemp and marijuana. Shipments terms are FOB origination, so revenue is recognized when the product is delivered to the shipper by our fulfillment centers or, in the case of drop shipments of distributed products, when the products are shipped from the manufacturer. At the time the products are delivered to the shipper, no other performance obligations remain. Revenue is recognized in an amount that reflects the consideration that is received in exchange for the products shipped.

The Company accounts for shipping and handling activities as a fulfillment cost and include fees received for shipping and handling as part of the transaction price. Provision for sales incentives, discounts, and returns and allowances, if applicable, are accounted for as reductions of revenue in the period the related sales are recorded. Sales incentives, discounts and returns and allowances were not material in the periods presented in the accompanying consolidated financial statements. The Company had no warranty costs associated with the sales of its products in the periods presented in the accompanying consolidated statements of operations and no provision for warranty expenses has been included.

Inventory

Inventory consists of purchased products and are stated at the lower of cost or net realizable value, with cost being determined using the average cost method. Allowances for obsolete inventory are recognized when the inventory is determined to be unsalable through the normal course of business. Inventory consists of our debudder products in 5-gallon bucket lid and edge models. The soils business has been discontinued and the Company does not maintain and inventory of any soil products.

Intangible Assets

Intangible assets are accounted for in accordance with ASC 350 “Intangibles-Goodwill and Other” (“ASC 350”). Intangible asset amounts represent the acquisition date fair values of identifiable intangible assets acquired. The Company’s finite-lived intangible assets consist of patents, a non-compete agreement, and customer relationships. The Company’s indefinite-lived intangible assets consist of acquired domain names.

Finite-lived intangible assets are amortized over their useful lives, which are currently ten years for patents, two years for the non-compete agreement, and ten years for customer relationships. The carrying amounts of finite-lived intangible assets are evaluated for recoverability whenever events or changes in circumstances indicate that the Company may be unable to recover the asset’s carrying amount.

When there is no foreseeable limit on the period of time over which an intangible asset is expected to contribute to the cash flows of the Company, an intangible asset is determined to have an indefinite life. Indefinite life intangible assets are not amortized but tested for impairment annually or more frequently when indicators of impairment exist.

Determination of acquisition date fair values and intangible asset impairment tests require judgment. Significant judgments required to estimate the fair value of intangible assets include determining the appropriate valuation method, identifying market prices for similar type items, estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in estimates and assumptions or the occurrence of one or more confirming events in future periods could cause the actual results or outcomes to materially differ from such estimates.

Net Earnings (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses, potentially dilutive common stock equivalents, if any, are not considered, as their effect would be anti-dilutive. During the periods ended November 30, 2020 and May 31, 2020, the Company had no common stock equivalents outstanding.

Share-Based Payments

All transactions in which goods or services are received for the issuance of shares of the Company’s common stock are accounted for based on the fair value of the common stock issued and recognized when the board of directors authorizes the issuance.

NOTE 2 – FIXED ASSETS

Fixed assets consisted of the following at November 30, 2020 and May 31, 2020:

	November 30,	May 31,
Property & Equipment	2020	2020
Equipment - production molds	$25,109	$25,109
Less: Accumulated amortization	(11,750)	(9,230)
Net Equipment	$13,359	$15,879

Depreciation expense for the three and six-months ended November 30, 2020 and 2019 were $1,260 and $2,520, respectively and for the three and six-month periods ended November 30, 2019 were $1,260 and $2,520, respectively.

NOTE 3 - INTANGIBLE ASSETS

The Company’s intangible assets consist of both finite and indefinite lived assets. Finite-lived assets include patent rights acquired in the acquisition of G4, a non-compete agreement, and customer relationships acquired in the Elevated transaction. The Company’s sole indefinite lived asset was the five domain names acquired in the Elevated transaction. Both acquisitions are described below. At November 30, 2020 and May 31, 2020, intangibles assets are:

	November 30,	May 31,
Intangibles	2020	2020
Finite lived intangibles
Patents	$250,000	$250,000
Less: Impairment of patents	(100,000)	(100,000)
	150,000	150,000
Less: accumulated amortization	(16,666)	(9,166)
Patents, net	133,334	140,834

Non-compete agreement	157,000	157,000
Less: impairment of non-compete	(107,000)	(107,000)
	50,000	50,000
Less: accumulated amortization	(6,900)	—
Less: adjustment for discontinued operations	(43,100)	—
Non-compete agreement, net	—	50,000

Customer relationships	826,000	826,000
Less: Impairment of relationships	(551,000)	(551,000)
	275,000	275,000
Less: accumulated amortization	(6,225)	—
Less: adjustment for discontinued operations	(268,775)
Customer relationships, net	—	275,000
Total finite lived intangibles	133,334	465,834

Indefinite lived intangibles
Domain names	25,000	25,000
Less: adjustment for discontinued operations	(25,000)	—
Total domain names	—	25,000
Total intangibles	$133,334	$490,834

Amortization of intangibles for each of the next five years is:
2021	$ 15,000
2022	$ 15,000
2023	$ 15,000
2024	$ 15,000
2025	$ 15,000

Amortization expense for the three and six-months ended November 30, 2020 was $3,750 and $20,625, respectively. The patents are amortized over their useful lives of ten years. The intangible non-compete agreement and customer relationships were being amortized over their estimated useful lives of two years and ten years, respectively, commencing June 1, 2020.

After the Company acquired the assets from Elevated, the Company operated a soils division for the quarter ended August 31, 2020. During that period, the Company noted unanticipated difficulties in obtaining accurate transaction data on a timely basis, and management also estimated that the business was not properly positioned to become profitable within a reasonable time frame. Accordingly, management elected to discontinue operations of the soils division during the three months ended November 30, 2020. The Company entered into negotiations with the seller of the assets (Elevated), to unwind the acquisition and return the acquired assets to the seller. On October 30, 2020, a settlement agreement was signed that provided for a return of all acquired assets to Elevated, cancellation of employment and non-compete agreements, return of 1,300,000 shares of the Company’s common stock paid to Elevated in the acquisition, and an agreement by the Company to pay $10,000 to Elevated in $2,000 per month installments over five months. The cancellation of the common stock issued by the Company will become final upon payment of the full $10,000 which will occur on or before March 5, 2021. For purposes of these financial statements, the Company has recorded the return of the assets, a balance payable of $10,000 net of a $2,000 payment made in November, 2020, and has recorded the cancellation of the shares of stock. If the Company fails to make the payment of $10,000, both parties would be free to pursue other remedies.

Results of Elevated operations for the three and six-month periods ended November 30, 2020 are shown as discontinued operations on the consolidated statement of operations. The results from discontinued operations are as follows:

OPERATING RESULTS	Three Months	Six Months
	Ended	Ended
	November 30, 2020	November 30, 2020
Revenue	$—	$75,217
Cost of revenue	—	66,243
Amortization	—	13,125
Gross profit	—	(4,151)
Loss on discontinued operations	10,000	10,000
	$(10,000)	$(14,151)

NOTE 4 – RELATED PARTY TRANSACTIONS

At November 30, 2020 and May 31, 2020, the Company had advances from related parties totaling $1,095,982 and $829,982 respectively. These amounts are classified as long-term liabilities as it is anticipated they will be settled with shares of the Company’s common stock. During the three and six-month periods ended November 30, 2020, the related party transactions included the following:

	Related Party Advances at	Additions During the Three Months Ended November 30, 2020		Related Party Advances at	Payable to Related Parties for Services at
	August 31, 2020	Advances	Services	November 30, 2020	November 30, 2020
Related Parties
Patrick Bilton, CEO and Director	$ 791,414	$ 55,000	$ 140,000	$ 846,414	$ 140,000
David Tobias, Director	80,553	-	-	80,553	-
Jerry Cornwell, Director	24,015	5,000	-	29,015	-
Total for related parties	$ 895,982	$ 60,000	$ 140,000	$ 955,982	$ 140,000

	Related Party Advances at	Additions During the Three Months Ended November 30, 2019		Related Party Advances at	Payable to Related Parties for Services at
	August 31, 2019	Advances	Services	November 30, 2019	November 30, 2019
Related Parties
Patrick Bilton, CEO and Director	$ 573,414	$ 41,000	$ -	$ 614,414	$ -
David Tobias, Director	75,553	-	-	75,553	-
Jerry Cornwell, Director	15,696	-	-	15,696	-
Total for related parties	$ 664,663	$ 41,000	$ -	$ 705,663	$ -

	Related Party Advances at	Additions During the Six Months Ended November 30, 2020		Related Party Advances at	Payable to Related Parties for Services at
	May 31, 2020	Advances	Services	November 30, 2020	November 30, 2020
Related Parties
Patrick Bilton, CEO and Director	$ 726,414	$ 120,000	$ 140,000	$ 846,414	$ 140,000
David Tobias, Director	80,553	-	-	80,553	-
Jerry Cornwell, Director	23,015	6,000	-	29,015	-
Total for related parties	$ 829,982	$ 126,000	$ 140,000	$ 955,982	$ 140,000

	Related Party Advances at	Additions During the Six Months Ended November 30, 2019		Related Party Advances at	Payable to Related Parties for Services at
	May 31, 2019	Advances	Services	November 30, 2019	November 30, 2019
Related Parties
Patrick Bilton, CEO and Director	$ 448,455	$ 165,959	$ -	$ 614,414	$ -
David Tobias, Director	75,553	-	-	75,553	-
Jerry Cornwell, Director	15,696	-	-	15,696	-
Total for related parties	$ 539,704	$ 165,959	$ -	$ 705,663	$ -

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The agreement for the acquisition of G4 during the year ended May 31, 2019, included earn-out provisions that provide for the seller to “earn-out” additional compensation dependent upon product sales. The earn-out provisions are applicable to sales of G4’s products for calendar years 2018-2020. The earn-out compensation due is based upon a calculation of sales of G4’s products less the Company’s original investment in G4. To date, no earn out compensation has been earned by the prior owner of G4. In order for earnout compensation to be due in calendar year 2020, total sales of the debudder products would need to exceed $344,000. Total sales of debudder products from January 1, 2020 through November 30, 2020 were approximately $107,000 and are not expected to exceed $175,000 for the calendar year. If any earnout is due based on sales in calendar year 2020, the earnout will be paid in common stock of the Company in accordance with the agreement.

The G4 acquisition agreement also contained provisions for additional consideration of $100,000, payable in shares of the Company’s common stock, when the related patent become issued. On October 8, 2019 the patents were issued by the USPTO to G4 and the Company recorded $100,000 as stock payable. The amount was also added to intangible assets – patents (see Note 3). The Company expects to issue shares to satisfy the stock payable balance during the year ending May 31, 2021.

In connection with the acquisition of the domain names, non-compete and customer relationships referred to as the Elevated acquisition, the Company agreed to certain contingent value shares and certain earnout shares. These agreements were cancelled when the Company and Elevated agreed to unwind the transaction as described in Note 3.

NOTE 6 – SHARE CAPITAL

In the three and six-month periods ended November 30, 2020 and 2019, the Company issued shares of stock for various purposes as described in the following tables. In addition, the Company had obligations to issue shares of stock at the end of each period as reflected in the following tables.

	Six Months Ended November 30, 2019
	Shares issued in the Period for:						Shares Issuable at November 30, 2019
	Common Stock Payable		Services		Total		Patent Issuance Bonus Shares		Current Period Services		Total
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value
Related Parties
Patrick Bilton	26,667	$6,667	513,333	$128,333	540,000	$135,000	—	$—	260,000	$65,000	260,000	$65,000
David Tobias	26,666	6,667	33,334	8,334	60,000	15,001	—	—	20,000	5,000	20,000	5,000
Jerry Cornwell	26,666	6,666	33,334	8,333	60,000	14,999	—	—	20,000	5,000	20,000	5,000
Brad Herr	—	—	120,000	30,000	120,000	30,000	—	—	60,000	15,000	60,000	15,000
Total for related parties	79,999	$20,000	700,001	175,000	780,000	$195,000	—	$—	360,000	$90,000	360,000	$90,000

Unrelated Parties	75,501	$18,875	393,499	$98,375	469,000	$117,250	400,000	$100,000	114,000	$28,500	514,000	$128,500

Aggregate Totals	155,500	$38,875	1,093,500	$273,375	1,249,000	$312,250	400,000	$100,000	474,000	$118,500	874,000	$218,500

	Three Months Ended November 30, 2019
	Shares issued in the Period for:						Shares Issuable at November 30, 2019
	Common Stock Payable		Services		Total		Patent Issuance Bonus Shares		Current Period Services		Total
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value
Related Parties
Patrick Bilton	26,667	$6,667	340,000	$85,000	366,667	$91,667	—	$—	260,000	$65,000	260,000	$65,000
David Tobias	26,666	6,667	20,000	5,000	46,666	11,667	—	—	20,000	5,000	20,000	5,000
Jerry Cornwell	26,666	6,666	20,000	5,000	46,666	11,666	—	—	20,000	5,000	20,000	5,000
Brad Herr	—	—	80,000	20,000	80,000	20,000	—	—	60,000	15,000	60,000	15,000
Total for related parties	79,999	$20,000	460,000	115,000	539,999	$135,000	—	$—	360,000	$90,000	360,000	$90,000

Unrelated Parties	75,501	$18,875	280,500	$70,125	356,001	$89,000	400,000	$100,000	114,000	$28,500	514,000	$128,500

Aggregate Totals	155,500	$38,875	740,500	$185,125	896,000	$224,000	400,000	$100,000	474,000	$118,500	874,000	$218,500

	Six Months Ended November 30, 2020
	Shares issued in the Period for:						Shares Issuable at November 30, 2020
	Common Stock Payable		Services & Other		Total		Patent Issuance Bonus Shares		Current Period Services		Total
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value
Related Parties
Patrick Bilton	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—
David Tobias	—	—	50,000	10,000	50,000	10,000	—	—	28,571	10,000	28,571	10,000
Jerry Cornwell	—	—	50,000	10,000	50,000	10,000	—	—	28,571	10,000	28,571	10,000
Brad Herr	—	—	75,000	15,000	75,000	15,000	—	—	42,857	15,000	42,857	15,000
Total for related parties	—	$—	175,000	$35,000	175,000	$35,000	—	$—	99,999	$35,000	99,999	$35,000

Unrelated Parties	—	$—	279,857	$87,531	279,857	$87,531	400,000	$100,000	67,346	$23,571	467,346	$123,571

Aggregate Totals	—	$—	454,857	$122,531	454,857	$122,531	400,000	$100,000	167,345	$58,571	567,345	$158,571

	Three Months Ended November 30, 2020
	Shares issued in the Period for:						Shares Issuable at November 30, 2020
	Common Stock Payable		Services		Total		Patent Issuance Bonus Shares		Current Period Services		Total
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value
Related Parties
Patrick Bilton	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—
David Tobias	50,000	10,000	—	—	50,000	10,000	—	—	28,571	10,000	28,571	10,000
Jerry Cornwell	50,000	10,000	—	—	50,000	10,000	—	—	28,571	10,000	28,571	10,000
Brad Herr	75,000	15,000	—	—	75,000	15,000	—	—	42,857	15,000	42,857	15,000
Total for related parties	175,000	$35,000	—	$—	175,000	$35,000	—	$—	99,999	$35,000	99,999	$35,000

Unrelated Parties	121,857	$24,571	158,000	$62,960	279,857	$87,531	400,000	$100,000	67,346	$23,571	467,346	$123,571

Aggregate Totals	296,857	$59,571	158,000	$62,960	454,857	$122,531	400,000	$100,000	167,345	$58,571	567,345	$158,571

NOTE 7 – REVENUE

Company product revenue is generated though sales of its debudder products and, from April 2020 through August 31, 2020, soil products offered through the Weed Farm Supply division acquired from Elevated. The Weed Farm Supply division was discontinued on September 1, 2020 (see Note 3). Revenue from this division are not included in the tables below.

The Company’s customers, to which trade credit terms are extended, consist almost exclusively of domestic companies. The following table sets out product sales for the three and six-month periods ended November 30, 2020 and 2019. Tables also reflect customer concentrations for the same three and six-month periods.

Three Months

	Three-months ended November 30,
	2020	2019
Debudder Products	$42,307	$67,130

	Three-months ended November 30,
Customer Concentrations	2020	2019
Debudder sales
Customer A	$12,100	$—
Customer B	19,885	—
Customer C	—	30,226
Totals	$31,985	$30,226
% of Total Revenues	76%	45%

Six Months

	Six-months ended November 30,
	2020	2019
Debudder Products	$73,136	$88,090

	Six-months ended November 30,
Customer Concentrations	2020	2019
Debudder sales
Customer A	$26,130	$—
Customer B	34,285	—
Customer C	—	30,226
Totals	$60,415	$30,226
% of Total Revenues	83%	34%

NOTE 7 – REVENUE, Continued:

All sales were domestic except for $3,471 and $4,021 in the three and six-month periods ended November 30, 2020 which were international. There were $1,700 in international sales in the three and six-month periods ended November 30, 2019.

As of November 30, 2020 and 2019, there were $13,235 and $19,216, respectively, of accounts receivable from the Company’s primary customers.

Pursuant to the agreement for the acquisition of the Elevated assets (Notes 3 and 5), the Company was obligated to pay Elevated a percentage of monthly gross profit earned on the sale of products included in the Elevated asset acquisition. During the three-month period ended August 31, 2020, a total of $66,242 was recognized as cost of sales under this agreement. During the three-month period ended November 30, 2020, no amounts were earned by Elevated pursuant to this agreement. The Elevated Agreement has subsequently been unwound and no payments are due Elevated under the percentage of gross profit allocation formula contained in the original agreement.

NOTE 8 – SUBSEQUENT EVENTS

In connection with unwinding the Elevated acquisition, the Company agreed to pay Elevated $10,000 in five installments of $2,000 each. An initial payment of $2,000 was made in November. Subsequent to November 30, 2020, the Company made the monthly payments for December and January, leaving a balance due on the settlement of $4,000. It is anticipated that this amount will be paid in full on or before March 5, 2021.

On December 10, 2020, the Company filed Amended and Restated Articles of Incorporation with the Nevada Secretary of State to increase the authorized common stock to 100,000,000 shares. No changes were made to shares outstanding, and no other rights of the existing shareholders were affected by this change.

MJ Harvest, Inc.

Contents

Page

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS:

Consolidated balance sheets	3

Consolidated statements of operations	4

Consolidated statements of changes in stockholders’ deficit	5

Consolidated statements of cash flows	6

Notes to consolidated financial statements	7 - 20

20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of MJ Harvest, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MJ Harvest, Inc (the "Company") as of May 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has continuing net losses and accumulated deficit. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

DeCoria, Maichel & Teague, P.S.

We have served as the Company's independent auditor since 2016.

Spokane, Washington

September 14, 2020

MJ HARVEST, INC.
CONSOLIDATED BALANCE SHEETS
MAY 31, 2020 AND 2019

	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,343	$13,592
Accounts receivable	19,216	9,191
Vendor deposits	20,000	-
Inventory	32,840	56,205
Total current assets	104,399	78,988

Deposits	-	480
Fixed assets, net	15,879	20,919
Finite-lived intangible assets	465,834	-
Indefinite-lived Intangible assets	25,000	150,000

Total Assets	$611,112	$250,387

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$62,801	$2,232
Other current liabilities	35,060	13,683
Total current liabilities	97,861	15,915

Common stock payable	100,000	127,125
Advances from related parties	829,982	539,704
Total Liabilities	1,027,843	682,744

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, par value $0.0001, 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $0.0001 par value per share, 50,000,000 shares authorized, 22,892,974 and 18,758,739 issued and outstanding,
respectively	2,289	1,876
Additional paid-in capital	3,763,374	1,784,486
Accumulated deficit	(4,182,394)	(2,218,719)
Stockholder's equity before non-controlling interest Total stockholders' equity (deficit)	(416,731)	(432,357)
Total Liabilities and Stockholders' Equity (Deficit)	$611,112	$250,387

MJ HARVEST, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MAY 31, 2020 AND 2019

	2020	2019
REVENUE	$327,891	$72,654
COST OF REVENUE	209,662	24,597
Gross profit	118,229	48,057

OPERATING EXPENSES:
Officer and director compensation	708,000	358,842
General and administrative	84,779	84,227
Impairment of intangible assets	758,000	178,137
Professional fees and contract services	531,125	383,392
Total operating expenses	2,081,904	1,004,598

NET LOSS FROM OPERATIONS	(1,963,675)	(956,541)

Allocation of net income to non-controlling interest	—	(5,730)
NET LOSS ATTRIBUTABLE TO MJ HARVEST, INC.	$(1,963,675)	$(962,271)

NET LOSS PER COMMON SHARE - Basic and diluted	$(0.10)	$(0.05)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - Basic and diluted	20,204,819	18,078,635

 MJ HARVEST, INC.

 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

 FOR THE YEARS ENDED MAY 31, 2020 AND 2019

			Additional		Non-
	Common Stock		Paid-In	Accumulated	controlling
	Shares	Amount	Capital	Deficit	Interest	Total

BALANCES, May 31, 2018	17,598,739	$1,760	$1,418,227	$(1,256,448)	$140,645	$304,184

Acquisition of minority interest in G4	80,000	8	96,367	—	(146,375)	(50,000)
Share based compensation	1,080,000	108	269,892	—	—	270,000
Net loss	—	—	—	(962,271)	5,730	(956,541)

BALANCES, May 31, 2019	18,758,739	$1,876	$1,784,486	$(2,218,719)	$—	$(432,357)

Acquisiton of intangible assets	1,400,000	140	1,007,860	—	—	1,008,000
Share based compensation	2,225,635	222	843,954	—	—	844,176
Shares issued for stock payable	508,500	51	127,074	—	—	127,125
Net loss	—	—	—	(1,963,675)	—	(1,963,675)

BALANCES, May 31, 2020	22,892,874	$2,289	$3,763,374	$(4,182,394)	$—	$(416,731)

 MJ HARVEST, INC.

 STATEMENTS OF CASH FLOWS

 FOR THE YEARS ENDED MAY 31, 2020 AND 2019

	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,963,675)	$(956,541)
Adjustments to reconcile net loss to net cash
used in operating activities:
Share based compensation	844,176	270,000
Depreciation and amortization	14,206	4,190
Share based compensation to be issued	—	127,125
Impairment of intangible assets	758,000	178,137
Changes in operating assets and liabilities:
Accounts receivable	(10,025)	(8,471)
Deposits	(19,520)	(480)
Inventory	23,365	(33,138)
Accounts payable and other current liabilities	81,946	247
NET CASH (USED IN) OPERATING ACTIVITIES	(271,527)	(418,931)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of G4	—	(50,000)
Acquisition of fixed assets	—	(19,209)
NET CASH (USED) IN INVESTING ACTIVITIES	—	(69,209)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from advances from related parties	290,278	498,455
NET CASH PROVIDED BY FINANCING ACTIVITIES	290,278	498,455

NET CHANGE IN CASH AND CASH EQUIVALENTS	18,751	10,315

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	13,592	3,277

CASH AND CASH EQUIVALENTS END OF YEAR	$32,343	$13,592

Supplemental disclosure of cash flow information
Cash paid for interest	$2,976	$—
Non cash financing and investing activities:
Common stock issued for acquisition of Elevated assets	$1,008,000	$—
Common stock issued for acquisition of G4	—	20,000
Common stock to be issued for patents	100,000	—
Common stock issued for stock payable	127,125	—

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

MJ Harvest, Inc. (the “Company”), develops, acquires, and distributes agricultural and horticultural tools and implements for sale primarily to growers and operators in the hemp and cannabis retail industry. In 2017, the Company acquired a 51% interest in G4 Products LLC, (“G4”) which owns the intellectual property for a manual debudder product line marketed under the Original 420 Brand as the Debudder Bucket Lid and Edge. The Company organized AgroExports LLC (“Agro”) to serve as the domestic and international distribution arm for sales of agricultural and horticultural tools and implements, and also created www.procannagro.com for online sales of its products.

In September 2018, the Company changed its name to MJ Harvest, Inc. The articles of incorporation with the State of Nevada were amended and restated to reflect the name change with an effective date of September 18, 2018.

On December 7, 2018, the Company acquired the remaining 51% of G4, making it a wholly owned subsidiary. On April 10, 2019, the Company formed AgroExports.CA ULC (“Agro Canada”), a wholly owned Canadian subsidiary in order to facilitate online payments from sales in Canada. Sales in Canada are currently serviced through a fulfillment center in Toronto.

On April 8, 2020, the Company finalized acquisition from Elevated Ag Solutions, Inc. (“Elevated”) of several domain names, a non-compete agreement, and customer relationships and began selling a broad range of products, including soils and soil enhancements, through www.weedfarmsupply.com. The Elevated business is operated through Agro.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year-end is May 31.

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries Agro, G4, and Agro Canada. All intercompany transactions have been eliminated. Subsidiaries are consolidated from the date of acquisition, that being the date on which the Company has the power to govern financial and operating policies of the entities acquired. The financial statements of the subsidiaries are reported for the same reporting period as the parent, using consistent accounting policies in all material respects. For the period June 1, 2018 to December 7, 2018, the Company owned 51% of G4. 49% was owned by a non-controlling interest. On December 7, 2018, the Company acquired the remaining 49% from the non-controlling interest resulting in G4 becoming a wholly-owned subsidiary.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Going Concern

The Company has an accumulated deficit of $4,182,394 which, among other factors, raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

Additional acquisitions and business opportunities are now under consideration. Management intends to finance operating costs over the next twelve months with advances from directors and/or a private placement or public offering of common stock or debt instruments. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Share based compensation for services, impairment of long-lived assets, amortization of intangible assets, and income taxes are subject to estimates. Actual results could differ from those estimates.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current year presentation.

New Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The update modified the classification criteria and requires lessees to recognize the assets and liabilities on the balance sheet for most leases. The update was effective for fiscal years beginning after December 15, 2018, with early adoption permitted. Adoption of this update as of June 1, 2019 did not have a material impact on the Company’s consolidated financial statements because the Company has no long-term operating leases.

In June 2018, the FASB issued ASU 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The update aligns the accounting for share-based payment awards issued to nonemployees with those issued to employees. Under the new guidance, the nonemployee awards will be measured on the grant date and compensation costs will be recognized when achievement of the performance condition is probable. This new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The adoption of the new guidance on June 1, 2019 did not have a material impact on the Company’s consolidated financial statements.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework- Changes to the Disclosure Requirements for Fair Value Measurement. The update modifies the disclosure requirements for recurring and nonrecurring fair value measurements, primarily those surrounding Level 3 fair value measurements and transfers between Level 1 and Level 2. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within that reporting period. The Company is currently evaluating the new guidance and does not expect it to have a material impact on its consolidated financial statements.

In November 2018, the FASB issued ASU 2018-18, Clarifying the Interaction Between Topic 808 and Topic 606 Revenue from Contracts with Customers, which clarifies when transactions between participants in a collaborative arrangement are within the scope of Topic 606. This ASU becomes effective for the Company in the year ending December 31, 2020 and early adoption is permitted. The Company is currently assessing the impact that this ASU will have on its consolidated financial statements.

Fair Value Measurements

GAAP specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

At May 31, 2020 and 2019, the Company did not have any assets or liabilities that were measured at a fair value on a recurring basis.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Financial Instruments

The carrying amounts of cash and cash equivalents, and advances from related parties, reported on the consolidated balance sheets approximate their fair value as of May 31, 2020 and 2019.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less when acquired to be cash equivalents.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with Accounting Standards Codification (“ASC”) 606,” Revenue Recognition.” The Company operates as one reportable segment.

The Company generates revenue based on sales of products and revenue is recognized when the Company satisfies its performance obligation by shipping products to our customers. Our products consist of agricultural tools and implements, soils, and soil additives used primarily in growing and harvesting hemp and marijuana. Shipments terms are FOB origination, so revenue is recognized when the product is delivered to the shipper by our fulfillment centers or, in the case of drop shipments of distributed products, when the products are shipped from the manufacturer. At the time the products are delivered to the shipper, no other performance obligations remain. Revenue is recognized in an amount that reflects the consideration that is received in exchange for the products shipped.

The Company accounts for shipping and handling activities as a fulfillment cost and include fees received for shipping and handling as part of the transaction price. Provision for sales incentives, discounts, and returns and allowances, if applicable, are accounted for as reductions of revenue in the period the related sales are recorded. Sales incentives, discounts and returns and allowances were not material in the periods presented in the accompanying consolidated financial statements. The Company had no warranty costs associated with the sales of its products in the periods presented in the accompanying consolidated statements of operations and no provision for warranty expenses has been included.

Inventory

Inventory consists of purchased products and is stated at the lower of cost or market, with cost being determined using the average cost method. Allowances for obsolete inventory are recognized when the inventory is determined to be unsalable through the normal course of business.

Fixed Assets

Fixed assets consist of molds used in the third-party manufacturing process and are recorded at cost. Maintenance, repairs, and minor replacements are expensed as incurred. Gains or losses on disposition or retirement of property and equipment are recognized in operating expenses in the period of disposal.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Depreciation is computed using the straight-line method over the estimated useful lives of the molds which is five years.

Accounting for Acquisitions

Business acquisitions are recorded using the acquisition method of accounting in accordance with ASC 805 Business Combinations, and, accordingly, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the date of acquisition. After the purchase price has been allocated, goodwill is recorded to the extent the total consideration paid for the acquisition, including the acquisition date fair value of contingent consideration, if any, exceeds the sum of the fair values of the separately identifiable acquired assets and assumed liabilities. Acquisition costs for business combinations are expensed when incurred.

Acquisitions not meeting the accounting criteria to be accounted for as a business combination are accounted for as an asset acquisition. An asset acquisition is recorded at its purchase price, inclusive of acquisition costs, which is allocated among the acquired assets and assumed liabilities based upon their relative fair values at the date of acquisition.

The operating results of an acquisition are included in the consolidated statements of operations from the date of acquisition.

The allocation of the purchase consideration for acquisitions can require extensive use of accounting estimates and judgments to allocate the purchase consideration to the assets acquired and liabilities assumed based on their respective fair values. Judgment is required in determining which valuation technique should be applied. Critical estimates in valuing certain identifiable assets include but are not limited to market comparables, expected long-term revenues; future expected operating expenses; cost of capital; assumed attrition rates; and discount rates.

Intangible Assets

Intangible assets are accounted for in accordance with ASC 350 “Intangibles-Goodwill and Other” (“ASC 350”). Intangible asset amounts represent the acquisition date fair values of identifiable intangible assets acquired. The Company’s finite-lived intangible assets consist of patents, a non-compete agreement, and customer relationships. The Company’s indefinite-lived intangible assets consist of acquired domain names.

Finite-lived intangible assets are amortized over their useful lives, which are currently ten years for patents, two years for the non-compete agreement, and ten years for customer relationships. The carrying amounts of finite-lived intangible assets are evaluated for recoverability whenever events or changes in circumstances indicate that the Company may be unable to recover the asset’s carrying amount.

When there is no foreseeable limit on the period of time over which an intangible asset is expected to contribute to the cash flows of the Company, an intangible asset is determined to have an indefinite life. Indefinite life intangible assets are not amortized but tested for impairment annually or more frequently when indicators of impairment exist.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Determination of acquisition date fair values and intangible asset impairment tests require judgment. Significant judgments required to estimate the fair value of intangible assets include determining the appropriate valuation method, identifying market prices for similar type items, estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in estimates and assumptions or the occurrence of one or more confirming events in future periods could cause the actual results or outcomes to materially differ from such estimates.

Income taxes

The Company utilizes the liability method of accounting for income taxes which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary differences between the book and tax basis of various assets and liabilities.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Additionally, deferred tax assets are evaluated, and a valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. There can be no assurance that the Company’s future operations will produce sufficient earnings so that the deferred tax asset can be fully utilized. The Company currently maintains a full valuation allowance against net deferred tax assets.

Net Earnings (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses, common stock equivalents, if any, are not considered, as their effect would be anti-dilutive. During the years ended May 31, 2020 and 2019, the Company had no common stock equivalents outstanding.

Share-Based Payments

All transactions in which goods or services are received for the issuance of shares of the Company’s common stock are accounted for based on the fair value of the common stock issued and recognized when the board of directors authorizes the issuance.

NOTE 2 – FIXED ASSETS

Fixed assets consisted of the following at May 31, 2020, and 2019:

Property and Equipment

	2020	2019
Equipment - production molds	$25,109	$25,109
Less: Accumulated amortization	(9,230)	(4,190)
Net Equipment	$15,879	$20,919

Depreciation expense for the years ended May 31, 2020 and 2019 was $5,040 and $4,190, respectively.

NOTE 3 – INTANGIBLES

The Company’s intangible assets consist of both finite and indefinite lived assets. Finite-lived assets include patent rights acquired in the acquisition of G4, a non-compete agreement, and customer relationships acquired in the Elevated transaction. The Company’s sole indefinite lived asset are five domain names acquired in the Elevated transaction. Both acquisitions are described below.

At May 31, 2020 and 2019, intangibles assets are:

Intangibles

May 31,	2020	2019
Finite lived intangibles
Patents	$250,000	$328,137
Less: Impairment of patents	(100,000)	(178,137)
	150,000	150,000
Less: accumulated amortization	(9,166)	—
Patents, net	140,834	150,000

Non-compete agreement	157,000	—
Less: Impairment of non-compete	(107,000)	—
	50,000	—
Less: accumulated amortization	—	—
Non-compete agreement, net	50,000	—

Customer relationships	826,000	—
Less: Impairment of relationships	(551,000)	—
	275,000	—
Less: accumulated amortization	—	—
Customer relationships, net	275,000	—
Total finite lived intangibles	465,834	150,000

Indefinite lived intangibles
Domain names	25,000	—
Total intangibles	$490,834	$150,000

Amortization expense for the year ended May 31, 2020 and 2019 was $9,166 and nil, respectively. This amortization related exclusively to the patents. The patents are amortized over their useful lives of ten years. The intangible non-compete agreement and the customer relationships were acquired in the fourth quarter of the year ended May 31, 2020 and the Company was still implementing the domain transfers, establishing business processes and reviewing the business plan and customer relationships through the fourth quarter. No amortization was taken for these intangible assets during the year ended May 31, 2020. Management has determined that the intangible non-compete agreement and customer relationships will be amortized over their estimated useful lives of two years and ten years, respectively, commencing June 1, 2020. No amortization was taken for these intangible assets in the year ended May 31, 2020.

NOTE 3 – INTANGIBLES, Continued:

The estimated aggregate amortization expense for each of the succeeding years ending on May 31 are as follows:

Amortization of intangibles for each of the next five years is:

2021	$ 67,500
2022	$ 67,700
2023	$ 42,600
2024	$ 42,600
2025	$ 42,600

Patents - G4 Acquisition. On November 17, 2017, the Company acquired a controlling 51% interest in G4 Products, LLC (“G4”). On December 7, 2018, the Company acquired the remaining 49% interest in G4. G4 owns patents on a device used in stripping buds from plants (the Product). As a result of the acquisition of G4, the Company recorded intangible patent rights of $328,137. In the year ended May 31, 2019, the Company assessed the fair value of the patent rights using an evaluation of expected future revenues and earnings from the intangible patent rights and determined that fair value was $150,000. The Company recorded an impairment expense of $178,137 in the year ended May 31, 2019.

On October 8, 2019, the patents were issued by the United States Patent and Trademark Office (“USPTO”) on the Product and the Company became obligated to pay an additional $100,000 to the inventor under contingent terms of the G4 acquisition agreement (Note 5) which was added to the patents carrying value. Based on the impairment analysis performed during the year ended June 30, 2019, which determined that the fair value of the patent rights was $150,000, the Company recorded an impairment expense of $100,000, leaving the patent rights with a carrying value of $150,000 before amortization.

Domain Names, Non-compete Agreement, and Customer Relationships - Elevated Acquisition. On April 8, 2020, the Company acquired five domain names (including weedfarmsupply.com), a non-compete agreement, customer relationships, and other assets (collectively the “Elevated assets”) from Elevated Ag Solutions, Inc. (“Elevated”). Consideration for the acquisition was 1,400,000 shares of the Company’s common stock. The fair value of the share was calculated based on a 10% discount on the $0.80 trading price of the stock on the date the acquisition was finalized, or $1,008,000. A 10% discount was applied to take into account restrictions on Elevated from selling shares of the stock until January 9, 2021 and then limited in volume of sales for a period time thereafter.

On acquisition date, management estimated that the fair value of each acquired asset as follows:

  Domain names of $25,000: determined by reference to market comparables for similar domain names at $5,000 each.
  Non-compete agreement and customer relationships values of $50,000 and $275,000, respectively: determined by calculating discounted cash flow from expected future revenues and earnings from Weed Farm Supply products using the income approach.

The allocation of the acquisition cost is preliminary, as the valuation of certain components are under review and subject to change.

Total fair value of assets acquired estimated by the Company was $350,000. As a result of management’s assessment, the Company recorded an impairment expense of $658,000 during the year ended May 31, 2020. The impairment was allocated to the non-compete agreement ($107,000) and customer relationships ($551,000) based on relative fair value.

NOTE 4 – RELATED PARTY TRANSACTIONS

Related party advances represent funds advanced to the Company for working capital. At May 31, 2020 and 2019, respectively, the Company had advances from related parties and balances due for expenses paid on behalf of the Company. These amounts are not subject to repayment terms, bear no interest, and are expected to be repaid to the related parties in common stock at a future date. These related party transactions and balances are set out in the following tables.

	Additions During the			Related Party
	Year Ended May 31, 2020			Advances at
	Advances	Expenses	Total	May 31, 2020
Related Parties
Patrick Bilton, Chief Executive Officer and Director	$277,959	$—	$277,959	$726,414
David Tobias, Director	5,000	—	5,000	80,553
Jerry Cornwell, Director	6,500	819	7,319	23,015
Total for related parties	$289,459	$819	$290,278	$829,982

	Additions During the			Related Party
	Year Ended May 31, 2019			Advances at
	Advances	Expenses	Total	May 31, 2020
Related Parties
Patrick Bilton, Chief Executive Officer and Director	$401,000	$47,455	$448,455	$448,455
David Tobias, Director	50,000	—	50,000	75,553
Jerry Cornwell, Director	—	—	—	15,696
Brad Herr, Chief Financial Officer	—	—	—	—
Total for related parties	$451,000	$47,455	$498,455	$539,704

At May 31, 2020 and 2019, the Company had common stock payable of $-0- and $75,000, respectively, payable to related parties.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The agreement for the acquisition of G4 included earn-out provisions that provide for the seller to “earn-out” additional compensation dependent upon product sales. The earn-out provisions are applicable to sales of G4’s products for calendar years 2018-2020. The earn-out compensation due is based upon a calculation of sales of G4’s products less the Company’s original investment in G4. To date, no earn out provisions have been earned by the prior owner of G4. In order for earnout compensation to be due in calendar year 2020, total sales of the debudder products would need to exceed $344,000. Total sales of debudder products through August 31, 2020 were approximately $40,500 and are not expected to exceed $100,000 for the calendar year. If any earnout is due based on sales in calendar year 2020, the earnout will be paid in common stock of the Company in accordance with the agreement.

NOTE 5 – COMMITMENTS AND CONTINGENCIES, Continued:

The G4 acquisition agreement also contained provisions for additional consideration of $100,000, payable in shares of the Company’s common stock, when the related patent become issued. On October 8, 2019 the patents were issued by the USPTO to G4 and the Company recorded $100,000 as stock payable. The amount was also added to intangible assets – patents (see Note 3). The Company expects to issue shares to satisfy the stock payable balance during the year ending May 31, 2021.

In connection with the acquisition of the domain names, non-compete and customer relationships referred to as the Elevated acquisition, the Company agreed to adjust one half of the shares of common stock issued to Elevated (700,000) if the trading price of the Company’s common stock drops below an average of $0.25 per share during the thirty days ended January 9, 2021. Pursuant to the acquisition agreement, the initial value of the 700,000 shares was based on $0.25 per share or $175,000. If the average price is below $0.25, the Company will issue an incremental number of shares to bring the same value of the shares originally issued which was $175,000.

As part of the Elevated acquisition, the Company agreed to provide Elevated with additional “earn-out” compensation dependent upon gross margin dollars received from Weed Farm Supply product sales in 2020 and 2021. The earn-out compensation due is based upon a sliding scale with a minimum of $100,000 due in 2020 if gross margin dollars equal at least $125,000 and a maximum of $400,000 due if gross margin dollars equal at least $500,000. For 2021, the minimum earn-out compensation will be $125,000 if gross margin dollars equal at least $250,000 and maximum earn-out compensation will be $500,000 if gross margin dollars exceed $1,000,000. To August 31, 2020 in calendar year 2020, gross margin dollars generated from Weed Farm Supply product sales are less than $25,000. Gross margin dollars from Weed Farm Supply product sales are not expected to exceed $50,000 for calendar year 2020. If any earnout is due based on gross margin dollars in calendar years 2020 and 2021, the earn-out will be paid in common stock of the Company in accordance with the agreement.

NOTE 6 – SHARE CAPITAL

The authorized capital of the Company consists of 50,000,000 common shares with a par value of $0.0001 per share, and 5,000,000 preferred shares with a par value of $0.0001 per share.

During the years ended May 31, 2020 and 2019, shares of common stock were issued to related and non-related parties for acquisitions, and services. The following tables breaks out the issuances by type of transaction and by related and non-related parties:

NOTE 6 – SHARE CAPITAL, Continued:

Year Ended May 31, 2020	Services		Acquisitions		Total
Shares Issued for Stock Payable	Shares	Value	Shares	Value	Shares	Value
Related Parties	300,000	$75,000	—	$—	300,000	$75,000
Unrelated Parties	208,500	52,125	—	—	208,500	52,125
Total Shares for Stock Payable	508,500	127,125	—	—	508,500	127,125
Shares Issued for Acquisitions
Unrelated Parties	—	—	1,400,000	1,008,000	1,400,000	1,008,000
Shares Issued for Services
Related Parties
Patrick Bilton, CEO and Director	1,080,001	413,000	—	—	1,080,001	413,000
David Tobias, Director	120,000	41,000	—	—	120,000	41,000
Jerry Cornwell, Director	120,000	41,000	—	—	120,000	41,000
Brad Herr, CFO	240,000	93,000	—	—	240,000	93,000
Total for Related Parties	1,560,001	588,000	—	—	1,560,001	588,000
Unrelated Parties	665,634	256,176	—	—	665,634	256,176
Total Shares for Services	2,225,635	844,176	—	—	2,225,635	844,176
Aggregate Totals	2,734,135	$971,301	1,400,000	$1,008,000	4,134,135	$1,979,301

Year Ended May 31, 2019	Services		Acquisitions		Total
	Shares	Value	Shares	Value	Shares	Value
Shares Issued for Acquisitions
Unrelated Parties	—	$—	80,000	$20,000	80,000	$20,000
Shares Issued for Services
Related Parties
Patrick Bilton, CEO and Director	560,000	140,000	—	—	560,000	140,000
Brad Herr, CFO	120,000	30,000	—	—	120,000	30,000
Total for Related Parties	680,000	170,000	—	—	680,000	170,000
Unrelated Parties	400,000	100,000	—	—	400,000	100,000
Total Shares for Services	1,080,000	270,000	—	—	1,080,000	270,000
Aggregate Totals	1,080,000	$270,000	80,000	$20,000	1,160,000	$290,000

At May 31, 2020 and 2019, the Company had common stock payable of $100,000 and $127,125, respectively. The balance at May 31, 2020 relates to shares issuable to the prior owners of G4 in accordance with patent approval in the year ended May 31, 2020 (Note 5). The balance at May 31, 2019 related to shares issuable for services rendered and included $75,000 payable to related parties.

In determining the fair value of the shares of common stock issued for services and acquisitions after February 20, 2020, the Company used the trading price of its common stock as listed on the OTCQB. The OTCQB is an active market which is considered a Level 1 input under fair value measurement accounting guidance. Prior to that date, the Company’s common stock was not traded on an active market and third-party trading volumes were low. Shares issued prior to February 20, 2020 were valued at the most recent cash sale of the common stock of $0.25 which is considered a Level 2 input.

NOTE 7 – INCOME TAXES

The Company did not recognize a tax provision or benefit for the years ended May 31, 2020 and 2019 due to ongoing net losses and a valuation allowance. At May 31, 2020, the Company had net deferred tax assets which will not be realized and are fully reserved by valuation allowances.

The components of the Company’s net deferred tax assets at May 31 are as follows:

	2020	2019
Deferred tax asset:
Net operating loss carryforward	$687,163	$428,522
Non-deductible impairment expenses	196,589	37,409
Total deferred tax assets	883,752	465,931
Valuation allowance	(883,752)	(465,931)
Net deferred tax assets	$—	$—

At May 31, 2020, the Company had approximately $3,272,000 of Federal net operating losses available to carryforward. These net operating losses will expire in various amounts from 2035 through 2038, with the exception of approximately $2,166,000, which do not expire but future usage of which is limited to 80% of taxable income in the year of usage.

The reconciliation of the federal income tax rate and the Company’s tax provision (benefit) is as follows:

	2020		2019
Provision (benefit) computed using the statutory rate	$(412,372)	(21)%	$(202,077)	(21)%
Change in prior year estimates	(5,449)	0%	—	0%
Change in valuation allowance	417,821	21%	202,077	21%
Total income tax provision (benefit)	$—	0%	$—	0%

The Company has analyzed its filing positions in all jurisdictions where it is required to file income tax returns and found no positions that would require a liability for uncertain income tax benefits to be recognized. The Company is subject to possible tax examinations for the fiscal years 2016 through 2019. Prior year tax attributes could be adjusted by taxing authorities. If applicable, the Company will deduct interest and penalties as interest expense on the financial statements.

NOTE 8 – REVENUE

The Company product revenue is generated though sales of its debudder products and the newly acquired soil products offered through the Weed Farm Supply division. The Company’s customers, to which trade credit terms are extended, consist almost exclusively of domestic companies. The following table sets out product sales for the years ended May 31, 2020 and 2019.

NOTE 8 – REVENUE, Continued:

	May 31,
	2020	2019
Debudder Products	$129,975	$72,654
Soil Products	172,249	—
Shipping	25,667	—
Total revenue	$327,891	$72,654

All sales were domestic except for $33,593 during the year ended June 30, 2019 which were international.

Sales of product to significant customers were as follows for the years ended May 31, 2020 and 2019:

	May 31,
Customer Concentrations	2020	2019
Debudder sales
Customer A	$44,197	$—
Customer B		39,061
Customer C		19,246
Soil sales
Customer D	81,300	—
Customer E	38,080	—
Totals	$163,577	$58,307
% of Total Revenues	50%	80%

As of May 31, 2020, there were $18,706 of accounts receivable from one of the Company’s three primary customers. As of May 31, 2019, there were $3,234 of accounts receivable from the Company’s two primary customers.

NOTE 8 – REVENUE, Continued:

Pursuant to the agreement for the acquisition of the Elevated assets (Note 3), the Company is obligated to pay Elevated a percentage of monthly gross profit earned on the sale of products included in the Elevated asset acquisition. The percentage payable is based on the following sliding scale:

If Monthly Gross Margin is:	And Gross Margin as a percentage of sales is:	% of Gross Margin allocation
Elevated	MJHI
$350,000 or less:
Less than 15%	70%	30%
Between 15% and 40%	65	35
Greater than 40%	60	40
$350,001 to $700,000:
Less than 15%	60	40
Between 15% and 40%	60	40
Greater than 40%	55	45
$700,001 to $1,000,000
Less than 15%	50	50
Between 15% and 40%	55	45
Greater than 40%	50	50
Greater than $1,000,000
Less than 15%	40	60
Between 15% and 40%	50	50
Greater than 40%	45	55

During the year ended May 31, 2020, a total of $20,473 was recognized as additional cost of sales under this agreement. At May 31, 2020, there were no amounts due to Elevated pursuant to this obligation.

NOTE 9 – IMPACT OF COVID-19

In March 2020, COVID-19 was declared a pandemic by the World Health Organization and the Centers for Disease Control and Prevention. Its rapid spread around the world and throughout the United States prompted many countries, including the United States, to institute restrictions on travel, public gatherings and certain business operations. These restrictions significantly disrupted economic activity in the United States and Worldwide. As of May 31, 2020 and through the date of filing of this Form 10-K, the disruption did not materially impact the Company’s financial statements.

The effects of the continued outbreak of COVID-19 and related government responses could include extended disruptions to supply chains and capital markets, reduced labor availability and a prolonged reduction in economic activity. These effects could have a variety of adverse impacts to the Company, including our ability to operate. As of September 10, 2020, there were no material adverse impacts to the Registrants’ operations due to COVID-19.

The economic disruptions caused by COVID-19 could also adversely impact the impairment risks for certain long-lived assets. Management evaluated these impairment considerations and determined that no such impairments occurred as of May 31, 2020.